Exhibit 10.2

“CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT HELIOGEN, INC. TREATS AS PRIVATE OR CONFIDENTIAL”

COMMERCIAL SCALE DEMONSTRATION AGREEMENT

for the

CAPELLA SOLAR PROJECT

by and between

WOODSIDE ENERGY (USA), INC., as Owner

and

HELIOGEN HOLDINGS INC., as Company

dated as of

March 28, 2022

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1
1.2	Rules of Interpretation	16
1.3	Order of Precedence	16

ARTICLE II COMPANY RESPONSIBILITIES		17

2.1	Work	17
2.2	Design and Engineering Standards	18
2.3	Specifications	18
2.4	Pre-Mobilization Work	18
2.5	Equipment	20
2.6	Additional Equipment and Spare Parts	20
2.7	Owner-provided Equipment.	21
2.8	Storage	24
2.9	Inspections	24
2.10	Subcontractors	24
2.11	Labor and Personnel	26
2.12	Responsibility for the Project Site	28
2.13	Company Permits	30
2.14	Environmental Compliance	31
2.15	Hazardous Materials	31
2.16	Safety and Emergencies	33
2.17	Security	34
2.18	Operating Manuals and Job Books	34
2.19	Owner’s Right to Inspect; Correction of Defects	34
2.20	Solar Incentive Programs	35
2.21	Intellectual Property Rights	35
2.22	Books and Records	36
2.23	Cooperation	37
2.24	Owner’s Engineer	37
2.25	Company Usage Rights	37
2.26	Security	37

ARTICLE III COMPLETION OF THE WORK		37

3.1	Commencement of Work; Project Schedule; Acceleration	37
3.2	Mechanical Completion	39
i

3.3	DOE Testing	39
3.4	Substantial Completion	40
3.5	Punch List	40
3.6	Final Completion	41

ARTICLE IV OWNER RESPONSIBILITIES		42

4.1	Project Site Access	42
4.2	Permits	42
4.3	Owner-provided Equipment	42
4.4	Owner’s Project Manager	42
4.5	Use of the Project	42

ARTICLE V CONTRACT PRICE		43

5.1	Contract Price	43
5.2	Payment of Contract Price	43
5.3	Invoicing and Payments	43
5.4	Deductions from Payments	44
5.5	Final Reimbursable Costs	44
5.6	Final Payment	45
5.7	Taxes	45
5.8	No Liens	46
5.9	Disputed Invoices	46
5.10	Set off	47

ARTICLE VI TITLE AND RISK OF LOSS		47

6.1	Title to Work	47
6.2	Title to Company Deliverables	47
6.3	Risk of Loss	47

ARTICLE VII WARRANTIES		48

7.1	Warranty Provisions	48
7.2	Delay	49
7.3	Manufacturer and Subcontractor Warranties	50
7.4	Proprietary Rights	50
7.5	NO IMPLIED WARRANTIES	50
7.6	Survival of Warranties	51
7.7	Limitations	51

ARTICLE VIII REPRESENTATIONS AND WARRANTIES		51

8.1	Company Representations	51
8.2	Owner Representations	52

ARTICLE IX FORCE MAJEURE; OWNER-CAUSED DELAYS		53

9.1	Force Majeure	53
9.2	Owner-Caused Delay	54

ARTICLE X CHANGES		55

10.1	Changes	55
10.2	Changes at Owner’s Request	55
10.3	No Unapproved Changes	56
10.4	Changes Initiated by Company	56
10.5	Required Change Orders	56
10.6	Taxes	59

ARTICLE XI INSURANCE		59

ARTICLE XII INDEMNIFICATION		60

12.1	Indemnities	60
12.2	Indemnification Procedure	62

ARTICLE XIII DEFAULT, TERMINATION AND SUSPENSION		63

13.1	Company Default	63
13.2	Owner Default	66
13.3	Termination Payment	67
13.4	Owner Termination Without Cause	68
13.5	Actions Required Following Termination	68
13.6	Surviving Obligations	69
13.7	Suspension by Owner for Convenience	69
13.8	Stop Work Directive	70

ARTICLE XIV LIMITATION OF LIABILITY		70

14.1	Consequential Damages	70

14.2	Limitation of Liability	70

ARTICLE XV DISPUTE RESOLUTION		71

15.1	Dispute Resolution	71
15.2	Attorneys’ Fees	72
15.3	Third Parties	72
15.4	Survival	72

ARTICLE XVI MISCELLANEOUS PROVISIONS		73

16.1	Assignment	73
16.2	Specific Performance	73
16.3	No Rights in Third Parties	73
16.4	Confidentiality	73
16.5	Public Statements	75
16.6	Notice	75
16.7	Entire Agreement	76
16.8	Amendments	76
16.9	Right of Waiver	76
16.10	Severability	77
16.11	Time of the Essence	77
16.12	Survival	77
16.13	Governing Law	77
16.14	Expenses and Further Assurances	77
16.15	Status of Company; No Partnership; No Agency	77
16.16	Liquidated Damages	77
16.17	Counterparts	78
16.18	Facsimile or Electronic Delivery	78

EXHIBITS

Exhibit A-1 Scope of Work
Exhibit A-2 Owner Responsibilities

Exhibit B-1 Form of Request for Payment
Exhibit B-2 Company’s Rate Schedule

Exhibit C-1.1 Project Schedule Key Milestones
Exhibit C-1.2 Project Schedule
Exhibit C-2 Milestone Payment Schedule
Exhibit C-3 Design Delivery Schedule

Exhibit D-1 Technical Specifications
Exhibit D-2 Functional Specifications

Exhibit E-1 Geotechnical Constructability Survey
Exhibit E-2 Pre-Effective Date LNTP

Exhibit F Alcohol and Other Drugs Procedure

Exhibit G Permits

Exhibit H List of Approved Subcontractors or Suppliers

Exhibit I Intentionally Omitted

Exhibit J Owner Representation Letter

Exhibit K-1 Form of Change Order Request
Exhibit K-2 Form of Change Order
Exhibit K-3 List of Predetermined Change Items

Exhibit L Form of Quality Assurance and Quality Control Manual

Exhibit M-1 Form of Company’s Conditional Progress Lien Waiver and Release
Exhibit M-2 Form of Subcontractor’s Conditional Progress Lien Waiver and Release
Exhibit M-3 Form of Company’s Conditional Final Lien Waiver and Release
Exhibit M-4 Form of Subcontractor’s Conditional Final Lien Waiver and Release

Exhibit N Insurance Requirements

Exhibit O-1 Mechanical Completion
Exhibit O-2 Form of Mechanical Completion Certificate
Exhibit O-3 DOE Test Requirements
Exhibit O-4 Intentionally Omitted
Exhibit O-5 Substantial Completion
Exhibit O-6 Form of Substantial Completion Certificate
v

Exhibit O-7 Final Completion
Exhibit O-8 Form of Final Completion Certificate

Exhibit P Form of Notice to Proceed

Exhibit Q Company Usage Rights

Exhibit R Company Parent Guaranty

COMMERCIAL SCALE DEMONSTRATION AGREEMENT

This Commercial Scale Demonstration Agreement (this “Agreement”) is made, entered into and effective as of March 28, 2022 (the “Effective Date”), by and between WOODSIDE ENERGY (USA), INC. a Delaware corporation(“Owner”), and HELIOGEN HOLDINGS INC., a Delaware limited liability company (“Company”).

RECITALS

A. Owner intends to develop a concentrated solar testing, research and development facility named the Capella Solar Project (defined as the Project below) to be located in Kern County, California, on real property that will be owned by the Owner following Substantial Completion for the purposes of demonstrating and developing larger scale power generation facilities to be developed, engineered, procured and constructed under separate agreement(s) between the Parties.

B. In connection with such Project, Owner desires to obtain, and Company desires to provide, certain work including design, engineering, procurement, installation, construction, start-up, testing and commissioning, and related services for the Project all for the Contract Price (as hereinafter defined).

C. NOW, THEREFORE, the Parties agree as follows:

ARTICLES I
DEFINITIONS

1.1    Definitions.. As used in this Agreement, the following terms have the meanings indicated:

“Additional Equipment” has the meaning set forth in Section 2.6.1.

“Affiliate” means, in relation to any Person, any other Person, who: (a) directly or indirectly controls, or is controlled by, or is under common control with, such Person; or (b) directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock or other equity interests of such Person; or (c) has fifty percent (50%) or more of any class of voting stock or other equity interests that is directly or indirectly beneficially owned or held by such Person or by a Person that directly or indirectly beneficially holds fifty percent (50%) or more of any class of voting stock or other equity interests of such Person, or (d) either holds a general partnership interest in such Person or such Person holds a general partnership interest in the other Person. For purposes of this definition, the word “controls” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the preamble hereto, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

“Applicable Laws” means any applicable act, statute, law, regulation, Permit (including Applicable Permits), ordinance, rule, judgment, order, decree, directive, or any similar form of decision or determination by, or any interpretation of, any of the foregoing by any Government Authority with jurisdiction over Company, Owner, the Project, the Project Site, the performance of the Work or other services to be performed under this Agreement, and includes any of the same as they may be amended or imposed from time to time.

“Applicable Permits” means any and all Permits from or required by any Government Authority that are necessary for the performance of the Work and operation of the Project.

“Applicable Program” means a domestic, international or foreign renewable portfolio standard, renewable energy, emissions reduction or other report rights program, scheme or organization, adopted by a utility or Government Authority or otherwise, or other similar program with respect to which exists a market, registry or reporting for particular Environmental Attributes. An Applicable Program includes any legislation, regulation, or voluntary program concerned with renewable energy, air emissions including oxides of nitrogen, sulfur, carbon dioxide and other greenhouse gas emissions, particulate matter, soot, or mercury, or implementing the United Nations Framework Convention on Climate Change or the Kyoto Protocol thereto or crediting “early action” with a view thereto, or laws or regulations involving or administered by an administrator of such programs, or under any present or future domestic, international or foreign renewable energy credits, Environmental Attributes or emissions trading program. Applicable Programs do not include legislation providing for tax credits or other direct third-party subsidies for generation of electricity by or development of a renewable energy source.

“Approval Criteria” means (i) the Company possesses all real property rights required for the construction, operation and maintenance of the Project, (ii) such real property rights are readily transferable to the Owner in accordance with the terms of Section 6.1 without requiring the consent of any third parties, (iii) the Project Site, and the Company’s interest therein, is, and after Final Completion will be, encumbered by no Liens except Permitted Liens and, prior to Final Completion, the DOE Lien, (iv) all Entitlements necessary under Applicable Law for the construction, operation and maintenance of the Project on the Project Site have been obtained and all appeal and contest periods with respect thereto have expired, and (v) all Governmental Authorizations and Permits necessary under Applicable Law for the construction, operation and maintenance of the Project on the Project Site have been obtained and all appeal and contest periods with respect thereto have expired.

“Arbitration Notice” has the meaning set forth in Section 15.1.

“As-Built Drawings” means final Drawings for the Work, as revised to reflect the changes in the Work during construction, and shall include as-built drawings, including in reasonable detail the physical placement and location of all improvements, including related equipment, roads, overhead electric transmission lines, collection lines, communication lines (both above and below ground), electric one-line drawings, electric schematics and connection diagrams.

“As-Built Survey” means an ALTA as-built survey in form and substance acceptable to Owner in its sole discretion showing (A) the location and dimension of the land and all easements comprising the Project Site, including (i) the location of all means of access thereto and all easements relating thereto and (ii) showing the location of all improvements, including, without limitation, all utility facilities servicing the Project (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities); (B) that the improvements are in compliance with all applicable building and setback lines and do not encroach, interfere with, or constitute a breach under adjacent property or existing easements, restrictions or other encumbrances or other rights, and that there are no gaps, gores, projections, protrusions or other survey defects; (C) whether the land underlying any improvements pertaining to the Project is located in a special earthquake or flood hazard zone; (D) all encumbrances affecting the Project Site, including, without limitation, encumbrances described in the Title Policy, and (E) that there are no other matters constituting a material defect in title.

“Basis of Design (BOD)” means the document that captures the principles, assumptions and considerations used for calculations and decisions required during design. The BOD describes the technical approach planned for the Project and is incorporated into the Project technical specifications. The BOD is used as the basis for design calculations and other design decisions.

“Business Day” means any day other than a Saturday, Sunday or a day which is a legal Federal holiday in the United States or under Applicable Laws.

“Change” has the meaning set forth in Section 10.1.

“Change in Applicable Law” means any amendment, modification, superseding act, deletion, addition or change in or to Applicable Law (including any change in interpretation of Applicable Law) that occurs, takes effect, is enacted or is issued after the Effective Date affecting Company, Owner, Subcontractor, the Project, the Project Site, the performance of the Work or other services to be performed under this Agreement; provided that any amendment, modification, superseding act, deletion, addition or change in or to Applicable Law (including any change in interpretation of Applicable Law) (a) which was passed by the applicable Government Authority on or prior to the Effective Date but not effective until after the Effective Date, (b) constituting a change in federal, state or local income tax law, (c) constituting a change in the requirements for obtaining or maintaining any Applicable Permit, and (d) any periodic revision of the monthly minimum wage shall not be deemed a Change in Applicable Law.

“Change Order” means a material Change in the Scope of Work as memorialized in accordance with the form set forth in Exhibit K-2.

“Change Order Dispute Engineer” means any qualified individual possessing reasonable subject matter expertise with respect to an applicable Change Order who is mutually agreed upon by Owner and Company to act as the Change Order Dispute Engineer. If the Parties cannot agree on an engineer to so designate, Company shall request a recommendation from the American Arbitration Association and the Change Order Dispute Engineer shall be an engineer nominated by the American Arbitration Association from among those of its personnel qualified to perform this function.

“Change Order Request” has the meaning set forth in Section 10.2.1 and shall be in the form set forth in Exhibit K-1.

“Company” has the meaning set forth in the preamble hereto and includes its legal successors and permitted assignees as may be approved by Owner, in writing, pursuant to the terms of this Agreement.

“Company Deliverables” means all As-Built Drawings, Drawings, Job Books, Operating Manuals, all written comments, field changes, and redlined drawings for incorporation into the final As-Built Drawings, and other documents and similar information prepared or modified by Company or any of its Subcontractors and delivered or required to be delivered hereunder.

“Company Event of Default” has the meaning set forth in Section 13.1.1.

“Company Indemnified Parties” has the meaning set forth in Section 12.1.2.

“Company Intellectual Property Rights” means the Heliogen Background Intellectual Property Rights, the Developed CSP Intellectual Property, and any and all improvements or modifications to the Heliogen Background Intellectual Property Rights or the Developed CSP Intellectual Property.

“Company Parent Guaranty” has the meaning set forth in Section 2.26.

“Company Permits” means all Applicable Permits except those required to be obtained by Owner as set forth in Exhibit G.

“Company Termination for Cause” has the meaning set forth in Section 13.2.

“Company’s Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies and other goods provided and used by Company and its Subcontractors for performance of the Work, but which are not intended to be incorporated into the Project.

“Company’s Project Manager” means the Person so appointed by Company pursuant to Section 2.11.1.

“Company’s Rate Schedule” shall mean those rates and costs set forth in Exhibit B-2.

“Completion Cost” has the meaning set forth in Section 13.1.2.

“Confidential Information” has the meaning set forth in Section 16.4.1.

“Consequential Damages” has the meaning set forth in Section 14.1.

“Consumable Parts” has the meaning set forth in Section 2.5.

“Contract Price” means Fifty Million ($50,000,000) US Dollars.

“Critical Issues Analysis” means the Critical Issues Analysis for the Project dated May 2021 and prepared by SWCA Environmental Consultants.

“Day” or “day” means a period of twenty-four (24) consecutive hours from 12:00 midnight, and shall include Saturdays, Sundays and all holidays Pacific prevailing time.

“Defect” or “Defective” means any condition, characteristic or item of the Work that (a) does not conform to the Specifications, (b) is not of uniform good quality, free from defects or deficiencies in design, manufacture or workmanship, or (c) would adversely affect (i) the performance of the Project under anticipated operating conditions, (ii) the continuous safe operation of the Project, or (iii) the structural integrity of the Project.

“Delay” means any event, occurrence, act or omission that impairs, delays, hinders, impedes, or disrupts Company’s, or its Personnel’s, ability to perform the Work according to the Project Schedule or achieve the Guaranteed Mechanical Completion Date, Guaranteed Substantial Completion Date or any other Key Milestone Date, in the time required.

“Delivery Notice” has the meaning set forth in Section 2.7.1(b).

“Design Delivery Schedule” shall mean the schedule for the delivery of Drawings set forth in Exhibit C-3.

“Detailed Engineering” means to perform multiple discipline design activities and produce documents in support of procurement, construction, commissioning and startup. The major deliverables from detailed engineering are Issue for Permit (IFP), Issue for Construction (IFC) and Procurement Documents.

“Developed CSP Intellectual Property” has the meaning set forth in the Development Agreement.

“Development Agreement” means that certain Development Agreement by and between the Heliogen Inc. and Woodside Energy (USA) Inc. dated as of December 24, 2020.

“Direct Cost(s)” has the meaning set forth in Section 10.5.3(c).

“DOE” means the United States Department of Energy.

“DOE Lien” means any lien or encumbrance on the Project Site, Project, Equipment or any assets of the Project or Company in favor of the DOE as a result of financing provided by the DOE for the Project.

“DOE Test Completion” shall mean that all DOE Tests have been conducted and completed in accordance with, and meeting the criteria for passing such DOE Tests as set forth in, Exhibit O-3.

“DOE Tests” means the testing of the Project in accordance with the provisions of Exhibit O-3 to determine if the Project meets the requirements set forth therein for such testing.

“Dollar” or “$” means a dollar of the currency of the United States of America.

“Drawings” means (a) all specifications, calculations, designs, plans, drawings, engineering and analyses, and other documents which determine, establish, define or otherwise describe the scope, quantity, and relationship of the components of the Project, including the structure and foundation thereof, and (b) all technical drawings, specifications, shop drawings, vendor drawings, diagrams, illustrations, schedules and performance charts, calculations, samples, patterns, models, operation and maintenance manuals, piping and instrumentation diagrams, underground structure drawings, conduit and grounding drawings, lighting drawings, conduit and cable drawings, electric one-lines, electric schematics, connection diagrams and technical information of a like nature, in each case, as to subparts (a) and (b), as prepared or modified by Company or any of its Subcontractors, all of which shall be submitted by Company or any Subcontractor, from time to time under this Agreement or at Owner’s request and which illustrates any of the Equipment or any other portion of the Work, either in components or as completed.

“Due Date” has the meaning set forth in Section 5.3.2.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Engineering” shall mean all designs, drawings, documents, information and services related to engineering for the Project provided by Company or its Subcontractors.

“Environmental Attributes” means an aspect, claim, characteristic or benefit associated with the generation of a quantity of power, electricity, heat, or fuel by a renewable energy facility, other than the electric energy produced, and that is capable of being measured, verified or calculated. An Environmental Attribute may include one or more of the following identified with a particular kilowatt hour, megawatt hour, or other applicable metric of generation by a renewable energy facility designated prior to delivery of electricity, heat, or fuel: the renewable energy facility’s use of a particular energy source, avoided NOx, SOx, CO2, greenhouse gas, or other emissions, avoided water use or as otherwise defined under an Applicable Program. Environmental Attributes do not include tax credits or other direct third-party subsidies for generation of electricity by or development of any specified renewable energy facility.

“Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies, goods and other items required to complete the Work, excluding (a) any Owner-provided Equipment and any items related, if any, and (b) Company’s Equipment.

“Estimated Installed Capacity” means Five (5) MWe.

“Entitlements” means those certain Governmental Authorizations which are required under Applicable Law to be obtained and maintained (as applicable) or appropriate in order to allow the expeditious and efficient completion of the development of the Project, and including all Governmental Authorizations necessary to permit applicable platting, subdividing, access to utilities, earthwork, grading, infrastructure, improvements, equipment, drainage, storm water and sewer systems, roadways and other work, labor or materials required to be furnished or actions to be taken by or in connection with amending, modifying, maintaining and perpetuating all of the foregoing, and the documents, agreements and instruments relating thereto.

“Final Completion” has the meaning set forth in Section 3.6.1.

“Final Completion Certificate” means the certificate by this name as described in, and in the form set forth in, Exhibit O-8.

“Final Completion Date” means the date on which Final Completion occurs as per Section 3.6.1.

“Final Payment” has the meaning set forth in Section 5.6.

“Final Reimbursable Costs” has the meaning set forth in Section 5.5.

“Force Majeure Event” means any act, event or circumstance, or combination of acts, events or circumstances, that meets all of the following criteria:
a.arises after the Effective Date,

b.was not caused by and is beyond the reasonable control of the Party claiming the Force Majeure Event,

c.is unforeseeable,

d.is unavoidable or could not be prevented or overcome by the reasonable efforts and due diligence of the Party claiming the Force Majeure Event, and

e.either (i) as with respect to Owner as the impacted Party, has an impact which will actually, demonstrably and adversely affect Owner’s ability to perform its obligations (other than payment obligations) in accordance with the terms of this Agreement or (ii) as with respect to Company as the impacted Party, causes a Delay or otherwise has an impact which will actually, demonstrably and adversely affect Company’s ability to (A) perform Work on the Project Site so as to achieve a Key Milestone by the scheduled completion date for such Key Milestone as set forth in the Project Schedule or (B) achieve the Estimated Installed Capacity.

Provided they meet all of the criteria described above, Force Majeure Events include by way of example and not limitation: acts of God, natural disasters, wildfires, earthquakes, marine accident, civil disturbances, riots, war (defacto and dejure), military invasion, warlike acts, cyber-attack, national, regional and area-wide strikes and other national, regional and area-wide labor disputes (including collective bargaining disputes and lockouts) involving Company or Subcontractors and not directed exclusively at Company and/or such Subcontractor, epidemic and quarantine restriction, acts of the public enemy, blockades, acts of terrorism, insurrections, riots or revolutions, sabotage, vandalism, and embargoes, any Change in Applicable Law and in the event a local permitting authority takes longer than thirty (30) days to review and approve the site plan, building permit or electrical permit from the date on which a full, complete, correct, and timely application for such approval is submitted by Company or its Subcontractors to the local permitting authority provided that Company has used reasonable efforts to follow up with such authority to obtain timely review and approval.

Notwithstanding anything in the foregoing to the contrary, in no event shall any of the following constitute a Force Majeure Event: (i) strikes and other labor disputes (including collective bargaining disputes and lockouts) of the labor force under the control of the Party claiming the Force Majeure Event or its Affiliates or with respect to the Work by a Subcontractor on the Project Site unless the strike is part of a more widespread or general strike extending beyond the Party, Affiliate or Subcontractor; (ii) any labor or manpower shortages unless there is an independent, identifiable Force Majeure Event causing such condition; (iii) unavailability, late delivery, failure, breakage or malfunction of Equipment or materials unless there is an independent, identifiable Force Majeure Event causing such condition; (iv) events that affect the cost of Equipment or materials; (v) economic hardship (including lack of money) of any entity or its Affiliates or their respective subcontractors or suppliers; (vi) delays in transportation (including delays in clearing customs) other than delays in transportation resulting from accidents or closure of roads or other transportation routes by Government Authorities; (vii) actions of a Government Authority in respect of or in relation to or resulting from Company’s or Subcontractors’ compliance or non-compliance with Applicable Laws; (viii) any failure by Company to obtain and/or maintain any Applicable Permit it is required to obtain and/or maintain hereunder, unless such failure is caused by a Force Majeure Event preventing the Government Authority from issuing such Applicable Permit; (ix) weather and related events, and (x) any other act, omission, delay, default or failure (financial or otherwise) of a Subcontractor or other Personnel of Company. Company shall not claim as a Force Majeure Event any event or circumstance during which Company continues to perform for another customer or under another contract the same or substantially similar obligations that are claimed to be impacted by such event or circumstance being claimed as a Force Majeure Event this Agreement.

“Force Majeure Notice” has the meaning set forth in Section 9.1.1.

“Functional Specifications” means those specifications set forth on Exhibit D-2.

“General Real Property Rights” means all rights required to be obtained or maintained by Owner in connection with construction of the Project on the Project Site, performance of the Work, or operation of the Project, including rights in or to any Owner Permits, easements, licenses, private rights-of-way, and utility and railroad crossing rights.

“Geotechnical Constructability Survey” means the geotechnical constructability survey prepared by Company pursuant to a Pre-Effective Date LNTP and incorporated into this Agreement as Exhibit E-1.

“Government Authority” means any and all foreign, national, federal, state, county, city, municipal, local or regional authorities, departments, bodies, commissions, corporations, branches, directorates, agencies, ministries, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies, autonomous or quasi-autonomous entities or taxing authorities or any department, municipality or other political subdivision thereof, including the DOE.

“Governmental Authorizations” means any permit, approval, license, zoning and other resolution, certificate of occupancy, authorization, plan, certification, exemption, directive, consent order, consent decree or similar authorizations of or from any Government Authority.

“Guaranteed Basis of Design Date” means May 31, 2022.

“Guaranteed Completion Dates” means, collectively, the Guaranteed Basis of Design Date, Guaranteed Mechanical Completion Date, the Guaranteed Substantial Completion Date, and the Guaranteed Final Completion Date.

“Guaranteed Final Completion Date” has the meaning set forth in Exhibit C-1, as such date may be changed or extended by one or more Change Orders pursuant to Article X hereof.

“Guaranteed Mechanical Completion Date” has the meaning set forth in Exhibit C-1, as such date may be changed or extended by one or more Change Orders pursuant to Article X hereof

“Guaranteed Substantial Completion Date” has the meaning set forth in Exhibit C-1, as such date may be changed or extended by one or more Change Orders pursuant to Article X hereof.

“Hazardous Material” means (a) any petroleum, petroleum constituents or petroleum products, flammable, ignitable, corrosive or explosive substances or materials, biohazardous materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (“PCBs”), (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Applicable Law, and (c) any other chemicals, constituents, contaminants, pollutants, materials, and wastes and any other carcinogenic, corrosive, ignitable, radioactive, reactive, toxic or otherwise hazardous substances or mixtures (whether solids, liquids, gases), or any similar substances now or at any time subject to regulation, control, remediation or otherwise addressed under Applicable Laws, including those laws, regulations and policies relating to the discharge, emission, spill, release, or threatened release into the environment or relating to the disposal (or arranging for the disposal), distribution, manufacture, processing, storage, treatment, transport, or other use of such substances.

“Heliogen Background Intellectual Property Rights” has the meaning set forth in the Development Agreement.

“Indemnified Person” has the meaning set forth in Section 12.2.1.

“Indemnifying Party” has the meaning set forth in Section 12.2.1.

“Intellectual Property Rights” has the meaning set forth in Section 2.21.

“Job Books” means all purchasing and other information relating to the Work, including: (a) a drawing index; (b) a reference index; (c) copies of Company’s and Subcontractors’ Permits; (d) copies of all contracts and purchase orders for Subcontractors’ equipment (non-priced); (e) Subcontractor information for equipment purchased (as received from Subcontractors) including instruction and maintenance manuals from Subcontractors; (f) one copy of the As-Built

Drawings and documentation; (g) training manuals; (h) a cable and raceway schedule; (i) the Operating Manuals; (j) electrical one-line diagrams for the Project; (k) field testing of power and fiber optic cable; (l) a compilation of final Project safety records; and (m) a final list and summary of the Work performed by all Subcontractors.

“Key Milestone Date” means the date, as applicable, on which a Key Milestone is achieved.

“Key Milestones” means those Key Milestones set forth on Exhibit C-1.1.

“Labor” means the workforce of the relevant Person, including its staff and employee and non-employee and skilled and unskilled workers (and including those provided by Subcontractors).

“Lien” means any lien (whether statutory or otherwise and including mechanics’ or suppliers’ liens and whether or not such lien is valid or enforceable), security interest, mortgage, hypothecation, covenant, condition, restriction, easement, right of way, license, lease, sublease, encumbrance or other restriction on the Work, Project Site, Project, Equipment, Owner, Owner-provided Equipment, any fixtures or personal property included in the Project, or any other part thereof or interest in any of the foregoing.

“Lien Waiver and Release” means waivers to Lien rights that are either conditional or unconditional as specified in this Agreement. Lien Waiver and Releases will be provided in the forms set forth in Exhibit M-1, Exhibit M-2, Exhibit M-3, and Exhibit M-4, as required and be in such form as required by Applicable Laws or as mutually agreed by the Parties.

“Limited Notice to Proceed” or “LNTP” means (a) a written notice issued by Owner to Company substantially in the form of the Pre-Effective Date LNTP, directing Company to commence the Work set forth therein in accordance with the terms of this Agreement in advance of the Notice to Proceed, or (b) any Pre-Effective Date LNTP.

“Losses” has the meaning set forth in Section 12.1.1.

“Major Subcontract” means any agreement or purchase order executed and/or issued by Company or any Subcontractor with a Subcontractor for performance of any part of the Work that has an aggregate value in excess of Five Hundred Thousand Dollars ($500,000).

“Major Subcontractor” means any Subcontractor listed on Exhibit H with whom Company or a Subcontractor will enter or has entered into a Major Subcontract.

“Manufacturer Warranties” means all warranties and guarantees associated with the Equipment.

“Mechanical Completion” has the meaning set forth in Section 3.2.1.

“Mechanical Completion Certificate” means the certificate by this name as described in, and in the form set forth in, Exhibit O-2.

“Mechanical Completion Date” has the meaning set forth in Section 3.2.2.

“Milestone Payment Schedule” means the schedule attached hereto as Exhibit C-2.

“Monthly Progress Payment” means the payment to be made to Company on months and as indicated on the Milestone Payment Schedule attached hereto as Exhibit C-2.

“Notice to Proceed” means the written notice issued by Owner to Company substantially in form as shown in Exhibit P, directing Company to commence the Work in accordance with the terms of this Agreement.

“Notice to Proceed Deadline” means March 31, 2022. In the event Owner issues a Limited Notice to Proceed prior to the then applicable Notice to Proceed Deadline and such Limited Notice to Proceed stipulates that Company is released to perform all or any portion of the Work through a stated period of time, the Notice to Proceed Deadline will be extended to the last day of such period of time.

“Operating Manuals” means the complete system instructions and procedures for the operation and maintenance of the Work, which shall comply with the requirements of the Scope of Work, including Company’s manufacturers’, vendors’, suppliers’ and Subcontractors’ recommended list of spare parts, all safety information, equipment and maintenance manuals and any precautionary measures therefor.

“Other Owner Contractors” means any Persons, other than Company or a Subcontractor or their Personnel, with whom Owner contracts or subcontracts to perform work in connection with the Project. Other Owner Contractors may also include Owner in the event Owner elects to perform any work in connection with the Project. The Parties acknowledge that as of the Effective Date there are no Other Owner Contractors contracted to perform any work with respect to the Project.

“Owner” has the meaning set forth in the preamble hereto.

“Owner-Caused Delay” means a delay in Company’s or a Subcontractor’s performance of the Work or an increase in Company’s or a Subcontractor’s costs that has been demonstrably to the extent caused by the failure of Owner or Other Owner Contractors, to perform any obligation of Owner under this Agreement (other than by exercise of rights under this Agreement, including the exercise by Owner of the right to have Defective or nonconforming Work corrected or re-executed).

“Owner Event of Default” has the meaning set forth in Section 13.2.

“Owner Indemnified Party” has the meaning set forth in Section 12.1.1.

“Owner Permits” means all Applicable Permits identified as Owner Permits as set forth in Exhibit G.

“Owner Real Property Rights” means all rights in or to real property (such as leasehold or other rights to use or access the Project Site), options, leases, or agreements maintained by

Owner in connection with construction of the Project on the Project Site, performance of the Work, or operation of the Project.

“Owner’s Engineer” means the Person so designated by Owner in writing to Company.

“Owner’s Project Manager” means the individual appointed by Owner to act on its behalf in connection with this Agreement.

“Owner’s Share” means the (i) Final Reimbursable Costs multiplied by (ii) the Contract Price divided by (iii) (a) the Contract Price plus (b) $39,000,000.

“Owner Taxes” has the meaning set forth in Section 5.1.3.

“Owner Termination for Cause” has the meaning set forth in Section 13.1.2.

“Owner Termination Without Cause” has the meaning set forth in Section 13.4.

“Party” or “Parties” means, respectively, a party or both parties to this Agreement.

“Permit” means any waiver, exemption, variance, certificate, franchise, permit, approval, exemption, authorization, clearance, license, consent, or similar order of or from, or filing or registration with, or notice to, any Government Authority, including environmental, health and safety permits, site plan approval, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto.

“Permitted Liens” means (a) statutory Liens for Taxes not yet delinquent, (b) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Government Authority having jurisdiction over such property, but only to the extent not violated by the construction, operation or maintenance of the Project on such property, and (c) recorded encumbrances disclosed in the title commitment and such other matters as are disclosed in the ALTA survey provided as part of the Project Site Diligence, but in each case that would not, individually or in the aggregate, impair the use or occupancy of the Project Site for the construction, operation and maintenance of the Project.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, Government Authority or other entity of whatever nature.

“Personnel” means, with respect to a Party or entity, such Party’s or entity’s employees, agents, personnel, representatives, invitees, subcontractors (including, as applicable, the Subcontractors), vendors and any other third party independent contractors with whom such Party or entity has contracted, and its agents’, personnel’s, representatives’, invitees’, subcontractors’, vendors’ or third party independent contractors’ respective employees, agents, personnel, representatives, invitees, subcontractors, vendors or third party independent contractors.

“Predetermined Change Items” has the meaning set forth in Section 10.2.1.

“Pre-Effective Date LNTP” means the document attached hereto as Exhibit E-2.

“Pre-Existing Hazardous Material” means any Hazardous Material that (a) existed on or in the Project Site prior to the Effective Date and/or (b) was not brought to the Project Site by Company or its Personnel after the Effective Date.

“Progress Report” means a monthly, written report that includes a description of the progress and status of the Work compared to the Project Schedule, the Subcontractors’ activities, procurement, and construction progress, any order of long lead items made by Company or a Subcontractor, a summary of any Change Orders executed by the Parties as of the date of such report, a summary of any events that may affect the Project Schedule (including any Force Majeure Events, Owner-Caused Delays, Liens, or any asserted violations of Applicable Laws), and such other matters related to the Work or the Project as may be reasonably requested by Owner.

“Project” means the solar-powered, electric generation project that is the subject of this Agreement with an expected capacity of approximately the Estimated Installed Capacity, and including all related infrastructure, all of which are to be located on the Project Site, and all other structures, facilities, appliances, lines, conductors, instruments, Equipment, apparatus, components, roads and other property comprising or relating thereto.

“Project Documents” means, collectively, (a) the Geotechnical Constructability Survey, (b) each Pre-Effective Date LNTP, and (c) the Critical Issues Analysis..

“Project Schedule” means the schedule of dates and milestones (including Key Milestones) for timely completion of the Work as set forth in Exhibit C-1.1 and Exhibit C-1.2, with specific start and end dates for each activity comprising (or relating to) the Work.

“Project Site” means […***…], as may be revised pursuant to Section 2.12.1.

“Project Site Approval” has the meaning set forth in Section 2.12.1(a).

“Project Site Approval Date” means the date on which Project Site Approval occurs.

“Project Site Diligence Materials” means Phase I environmental reports, Phase II environmental reports, species and habitat reports, cultural resources reports, airspace analysis reports, water resources studies, a current title commitment issued by the Title Company, and a current ALTA Survey, in each case with respect to the Project Site, and any other materials requested by Owner to evaluate the suitability of the Project Site for the development of the Project.

“Prudent Solar Industry Practices” means, in connection with the design, engineering, procurement, construction, and commissioning of solar power generation systems of a type and size and having geographical and climatic attributes similar to the Project, those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy generally recognized by industry members in the state of California as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with Applicable Laws, dependability (to the extent applicable to the Work), and safety. Prudent Solar Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts generally accepted in the industry.

“Punch List” has the meaning set forth in Section 3.5.1.

“Quality Assurance Procedures” means the quality assurance and quality control procedures as set forth in Exhibit L, which shall be finalized in accordance with the same.

“Real Property Rights” means, collectively, the Owner Real Property Rights and the General Real Property Rights.

“REC” means renewable energy credit or renewable energy certificate.

“Reimbursable Costs” means actual, reasonable, documented, out-of-pocket third party costs and expenses that have been paid and were directly incurred by Company for the performance of the Work.

“Release” means, except as may be expressly authorized by Applicable Law, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials or Pre-Existing Hazardous Materials into the environment, including the soils or other surface feature, subsoils or any subsurface feature or strata, surface water, groundwater, or ambient air (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Materials or Pre-Existing Hazardous Materials).

“Renewable Energy Incentives” means: (a) federal, state, or local tax credits associated with the construction, ownership, or production of electricity from the Project (including credits under Sections 38, 45, and 45K of the Internal Revenue Code of 1986, as amended); (b) any investment tax credits and any other tax credits associated with the Project (including credits under Sections 38 and 48 of the Internal Revenue Code of 1986, as amended); (c) any state, federal or private cash payments or grants relating in any way to the Project or the output thereof; (d) state, federal or private grants or other benefits related to the Project or the output thereof, and (e) any other form of incentive that is not an Environmental Attribute that is available with respect to the Project.

“Request for Payment” has the meaning set forth in Section 5.3.1.

“Safety Plans” has the meaning set forth in Section 2.16.1.

“Scope of Work” means the services and work to be provided, or caused to be provided, by or through Company under this Agreement, as more particularly described in Exhibit A-1, and the other obligations of Company under this Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Services Taxes” has the meaning set forth in Section 5.1.3.

“Specifications” has the meaning set forth in Section 2.3.

“Subcontract” means an agreement between Company and any Subcontractor.

“Subcontractor” means any subcontractor, vendor or supplier of Equipment, as shown in Exhibit H, or services to Company or any subcontractor of any Person engaged or employed by Company or any Subcontractor (or sub-subcontractor) in connection with the performance of the Work. For the avoidance of doubt, Subcontractors shall include Persons at any tier with whom any Subcontractor has further subcontracted any part of the Work, whether or not approved by Owner, and the successors and assigns of such Person.

“Substantial Completion” has the meaning set forth in Section 3.4.1.

“Substantial Completion Certificate” means the certificate by this name as described in, and in the form set forth in, Exhibit O-6.

“Substantial Completion Date” means the date on which the Project achieves Substantial Completion in accordance with Section 3.4.2.

“Surviving Subcontractor Warranties” has the meaning set forth in Section 2.10.4.

“SWD” has the meaning set forth in Section 13.8.

“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Government Authority, including income, profits, gross receipts, employment, stamp, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), payroll, severance, production or other tax, including any interest, penalty or addition thereto.

“Technical Specifications” means the specifications set forth in Exhibit D-1.

“Termination Payment” has the meaning set forth in Section 13.3.1.

“Third Party Controversy” has the meaning set forth in Section 15.3.

“Title Company” means Fidelity National Title Company.

“Title Policy” means an ALTA owner’s title insurance policy issued by the Title Company in form and substance acceptable to Owner insuring the Owner’s fee title interest in and to the Project Site, subject to no Liens except for Permitted Liens and, prior to Final Completion, the DOE Lien, with an amount of insurance of at least the total amount of all costs and expenses incurred or to be incurred for the completion of the Project through Final Completion, including all third party and internal costs and expenses and all costs and expenses related to the acquisition of the Project Site, including such endorsements as required by Owner.

“Unforeseen Site Condition” has the meaning set forth in Section 2.12.4.

“Warranty” has the meaning set forth in Section 7.1.1(a).

“Warranty Period” has the meaning set forth in Section 7.1.2.

“Warranty Service” has the meaning set forth in Section 7.1.3.

“Work” means all necessary work and services, including all obligations described in Article II and the Scope of Work, required in connection with (a) the design, engineering, procurement, construction, assembly, installation, start-up, testing, and commissioning support and completion of the Project; (b) the procurement, delivery, handling, storage, installation and incorporation of the Equipment into the Project and the handling, storage, installation and incorporation of Owner-provided Equipment, if any, into the Project; (c) the provision, management and supervision of all Personnel, transportation, administration and other services as required in connection with any of the foregoing; (d) the performance of, and incorporation into the Project of, the Engineering; (e) the work and services set forth in any executed LNTP; (f) the procurement, inspection, handling, storage, and furnishing of all hardware and software, electrical wiring, conduit and other electrical supplies, combiner boxes, combiner fuses, grounding equipment, materials, equipment, machinery, tools, temporary structures, and temporary utilities as required in connection with the foregoing; and (g) any other product or result of the foregoing which is described in Exhibit A-1.

“Working Condition” has the meaning set forth in Section 2.7.1(b).

1.2    Rules of Interpretation. Unless otherwise required by the context in which any term appears: (a) references to “Articles,” “Sections,” or “Exhibits” (if any) shall be to Articles, Sections, or Exhibits (if any) of this Agreement, as the same may be amended, supplemented or replaced from time to time hereunder; (b) all references to a Person shall include a reference to such Person’s successors and permitted assigns; (c) references to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time; (d) the use of the word “including” or “include” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” and shall not be construed to mean that the examples given are an exclusive list of the topics covered; (e) the headings contained herein are used solely for convenience and should not be used to aid in any manner to construe or interpret this Agreement; (f) words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders; and (g) references to any amount of money shall mean a reference to the amount in United States Dollars; The Parties collectively have prepared this Agreement, with advice of legal counsel; none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.3    Order of Precedence. In the event of any inconsistencies in this Agreement, the following order of precedence in the interpretation hereof or resolution of such conflict hereunder shall prevail:

(a)    Amendments, addenda or other modifications to this Agreement (including Change Orders) duly signed by both Parties and issued after the signing of this

Agreement that explicitly state the intent of the Parties to amend, addend, or modify this Agreement, with those of a later date having precedence over those of an earlier date;

(b)    This Agreement (excluding Exhibits hereto);

(c)    Exhibit A-1;

(d)    The other Exhibits (Exhibit A-2 through Exhibit Q);

(e)    Drawings produced and delivered pursuant hereto (in respect of which, precedence shall be given to drawings of a larger scale over those of smaller, figured dimensions on the drawings shall control over scaled dimensions, and noted materials shall control over undimensioned graphic indications).

Notwithstanding the foregoing provisions of this Section 1.3, if a conflict exists within a part of this Agreement as listed in a lettered subclause above, or between or among this Agreement and Applicable Laws, such conflict shall be reasonably reconciled with this Agreement as a whole. Where a conflict exists among codes and standards applicable to the Work or Company’s performance of the Work, such conflict shall be reasonably reconciled with this Agreement as a whole.

ARTICLE II

COMPANY RESPONSIBILITIES

2.1    Work. Owner hereby retains Company, and Company hereby agrees to perform or cause to be performed the Work in accordance with the Specifications on a turnkey basis for the payment of the Contract Price, as adjusted pursuant to the terms hereunder. Notwithstanding anything contained in this Agreement to the contrary (including the Exhibits hereto), where this Agreement describes the Work or Equipment in general terms, but not in complete detail (and except as otherwise stated in Exhibit A-2 as being the responsibility of Owner), it is understood and agreed that the Work and Equipment include any reasonably foreseeable incidental work and materials that are required and necessary to complete the Project in accordance with this Agreement. As part of the Work, at no additional cost or expense to Owner, Company shall pay all transportation charges incurred by Company in connection with its performance of this Agreement including procuring, transporting and delivering the Equipment and any other items provided by Company pursuant to this Agreement and all charges for shipping, air travel and in-land transportation for the same. Subject to the terms of this Agreement, Company acknowledges that this Agreement constitutes a maximum price obligation to perform the Work. Company hereby represents and commits that it can complete the Work for the Contract Price in accordance with the Project Schedule. No later than 15 Days following delivery of the “Full FEED Package” (as set forth in the Design Delivery Schedule), Company shall deliver to Owner a revised Scope of Work sufficient for the completion of the Work and the Project and fully describing the categories of Work included in the Scope of Work attached hereto as of the Effective Date and any other Work determined to be required during the design process. Owner will have 15 days following receipt of such revised Scope of Work to either approve such draft or provide comments on the draft Scope of Work submitted by Company, and Company will incorporate such comments and provide a revised draft within 15 days of receipt thereof. Such further revised draft of the Scope of Work will be subject to Owner’s review and comment as set forth above in this Section 2.1. Upon approval of the revised Scope of Work pursuant to this Section 2.1, this Agreement will be amended to replace the Scope of Work attached hereto as Exhibit A-1 with such revised Scope of Work. For the avoidance of doubt, no such revision to the Scope of Work will entitle Company to any Change Order.

2.2    Design and Engineering Standards. The Work performed and Equipment provided by Company hereunder shall be designed and engineered in accordance with the Specifications for use as a solar-powered electrical generation facility for at least twenty-five (25) years (or thirty-five (35) years for aspects of the Work related to civil work, grading, installation of the piles and foundations) under the climatic and operating conditions that are normal for the location of the Project Site, subject to normal wear and tear and maintenance and operation requirements in accordance with the Operating Manuals; provided, that any direct or indirect reference to design life of the Work does not extend the limitation periods that would otherwise apply in respect of any warranty or claims by the Owner against the Company under this Agreement. All engineering work of Company requiring certification shall be certified, and all Drawings and specifications for the Work requiring sealing shall be sealed, in each case by professional engineers licensed and properly qualified to perform such engineering services in the appropriate jurisdictions.

2.3    Specifications. Company shall cause the Work to be performed (a) in compliance with Prudent Solar Industry Practices, the Quality Assurance Procedures, the Technical Specifications, and the Functional Specifications; (b) in compliance with the terms of this Agreement (including all Exhibits attached hereto); (c) in compliance with all Applicable Laws, including the Federal Foreign Corrupt Practices Act (15 U.S.C.S. §§ 78a and 78m et seq.), and Applicable Permits; (d) in a safe, expeditious, good, diligent and workmanlike manner, (e) in compliance with the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970, as amended from time to time; (f) in compliance with the 2014 NEC code; (g) in compliance with the applicable terms of the Project Documents, to the extent applicable to the Work, and (h) in compliance with the written specifications of the manufacturers and any other specifications known by Company or its relevant Subcontractors as they relate to all Equipment and, to the extent provided, Owner-provided Equipment and all Manufacturer Warranties (items (a) through (h) collectively, the “Specifications”). In no event will references in any provision of this Agreement to one or more of the standards, guidelines, practices, regulations, laws, or Permits comprising the Specifications be interpreted to limit the applicability of all such standards, guidelines, practices, regulations, laws, and Permits to such provision.

2.4    Pre-Mobilization Work
.
2.4.1    Design.
(a)    Company shall design the Work such that it complies with the Specifications and duly accounting for site conditions (including terrain, soil condition, and underground survey) under enclosed Exhibits or otherwise known by or disclosed to Company. Company shall prepare the Drawings setting forth in detail the requirements for the performance of the Work. Company shall deliver to Owner (i) the Basis of Design and Detailed Engineering by the Guaranteed Basis of Design Date consistent with the

Functional Specifications, as determined by Owner in its reasonable discretion, and (ii) each of the Drawings and specifications for the Work on the date specified for the delivery of such Drawings and specifications on the Design Delivery Schedule for Owner’s review. Owner acknowledges that it has received a Basis of Design at basic front-end engineering and design, and that an updated Basis of Design will be provided by Company at full front-end engineering and design (“FEED”). Owner will have 15 days following receipt of such updated Basis of Design to either approve such draft or provide comments on the draft Basis of Design submitted by Company, and Company will incorporate such comments and provide a revised draft within 15 days of receipt thereof. Such further revised draft of the Basis of Design will be subject to Owner’s review and comment as set forth above in this Section 2.4.1(a). For the avoidance of doubt, no such revision to the Basis of Design will entitle Company to any Change Order; provided however this provision shall not restrict Company’s rights under Section 3.1.2.

(b)    As the Drawings and specifications for the Work are issued to Owner, Company shall identify them to Owner as Drawings. Company shall, within ten (10) Days after Owner’s notification of any comments or questions on any Drawing so submitted, amend such Drawing or otherwise respond to Owner’s comments or questions and, if necessary, resubmit such Drawing for Owner review in accordance with this Section 2.4.1. To the extent that the Work includes the completion of any additional design work (pursuant to a Change Order or otherwise), Company shall prepare all relevant Drawings and specifications for Owner’s and Owner’s Engineer’s review and comment. Company shall update Drawings and specifications to incorporate Owner’s and Owner’s Engineer’s comments. To the extent such updates are required to conform the Drawings to the Specifications or to correct any errors the Drawings, the changes performed by Company pursuant to the immediately preceding sentence shall be at no extra cost to Owner. Subject to the provisions in Article X, modifications to such Drawings resulting from Owner’s review or comments that change the Scope of Work may result in a change to the Contract Price to the extent required by Article X. Notwithstanding anything contained herein to the contrary, Owner’s review, provision of comments (or lack of provision of comments) or acceptance of the Drawings, or any portion thereof, shall not in any way relieve Company of any of its obligations, liabilities or warranties set forth herein, including its full responsibility for the accuracy of the dimensions, details, integrity and quality of the Drawings, and Owner assumes no responsibility for such obligations, liabilities or warranties as a result of its provision or lack of provision of comments or in connection with any acceptance. If this Agreement is terminated prior to the Substantial Completion Date, Company shall furnish Owner with any and all final Drawings which have been prepared, and the most up-to-date versions of Drawings which are not yet final.

2.4.2    Ownership of Drawings. Subject to Section 2.21, upon Final Payment in accordance with Article V, all final Drawings (including As-Built Drawings), specifications and other documents prepared by or for Company in respect of the Work and all Drawings, specifications, calculations, memoranda, data, notes and other materials containing information supplied by Owner that come into Company’s possession during its performance hereunder shall be the property of Owner, and such Owner documents and other materials shall be provided or returned to Owner upon the earlier of the Substantial Completion Date or termination of this Agreement. Review (or lack thereof)

by Owner or its designees of any Project documents provided by Company, and the fact that Owner has not discovered any errors reflected in such Project documents, shall not relieve or release Company of any of its duties, obligations or liabilities under the terms of this Agreement.

2.4.3    As-Built Drawings. Company shall maintain an up-to-date set of Drawings and shall provide all written comments, field changes, and redlined drawings to Owner, and Company shall prepare and provide Owner a complete set of As-Built Drawings in hard copies or such other format as reasonably required by Owner. Company shall provide all Company Deliverables, including a complete set of As-Built Drawings in hard copies or such other format as reasonably required by Owner by the earlier of Final Completion or thirty (30) Days after Substantial Completion. Owner or Owner’s Engineer may review the As-Built Drawings and provide comments related to as-built conditions. Company shall modify the As-Built Drawings to incorporate any comments provided by Owner or Owner’s Engineer.

2.5    Equipment. Company shall procure and supply, at its own expense, Equipment required to complete the Work and as necessary for performance and completion of its obligations under this Agreement (whether on or off the Project Site). Company shall inspect or cause to be inspected all such Equipment and shall reject those items determined not to be in compliance with the requirements of this Agreement or the Specifications. Company shall be responsible, at its sole expense, for the furnishing and installation of all utilities, telephone, data lines, cabling and wiring necessary for all activities associated with the completion of the Work. All Equipment shall be either (a) of the grade specified for such Equipment in the Scope of Work or the Technical Specifications, or (b) if no grade is specified for such Equipment in the Scope of Work or the Technical Specifications, then of suitable grade under Prudent Solar Industry Practices. Company shall supply all consumable parts and supplies required for the Work including cable ties, cable wraps, splices, wire nuts, lubricants, greases and other consumable materials (collectively, the “Consumable Parts”).

2.6    Additional Equipment and Spare Parts.

2.6.1    Owner may at any time prior to Substantial Completion, notify Company in writing that Owner wishes to acquire certain spare parts or other items reasonably required for the operation and maintenance of the Project that are in addition to and not included under the definition of the “Equipment” (“Additional Equipment”) from Company. Company shall thereafter deliver, or cause to be delivered, such Additional Equipment (to be delivered “Delivered Duty Paid” (DDP Incoterms 2010)) to the Project Site in accordance with Owner’s instructions. Title and risk of loss to such Additional Equipment will transfer to Owner upon such delivery. After delivery of any Additional Equipment is completed, Company will invoice Owner for the price and other costs associated with such Additional Equipment delivered to Owner pursuant to this Section 2.6. Owner shall bear the costs associated with any such items of the Additional Equipment and shall pay Company the undisputed portions of any such costs within thirty (30) Days after Owner’s receipt of the applicable invoice.

2.6.2    Should a component of the Equipment fail during commissioning, start-up or testing, Company may utilize a spare part of that component from Owner’s inventory,

if any exists, in order to return the Equipment to operating condition. Company shall, at its cost, promptly replace any spare parts so utilized, that constitute Equipment.

2.6.3    Notwithstanding anything to the contrary herein, at no time shall Owner have any obligation to purchase spare parts or other items for, from or through Company.

2.7    Owner-provided Equipment.

2.7.1    Delivery; Unloading.

(a)    Owner shall give to Company reasonable notice of anticipated delivery dates of Owner-provided Equipment and shall coordinate with Company when delivery will be made for the purpose of limiting the impact on Company’s performance of the Work and the need for storage of Owner-provided Equipment by Company to that necessary for the efficient performance of the Work. Company is responsible for unloading, inspecting (to the extent required by this Section 2.7), documenting, inventorying and safely and securely storing the Owner-provided Equipment in accordance with any specifications for such Owner-provided Equipment provided to Company and in accordance with Prudent Solar Industry Practices and the Specifications (collectively, the “Unloading Requirements”). Company shall not leave any Owner-provided Equipment exposed, unsecured, or unguarded without the written consent of Owner or Owner’s Project Manager.

(b)    Within seven (7) Business Days of Company’s receipt of any Owner-provided Equipment at the Project Site, Company shall (i) perform an inspection of such Owner-provided Equipment, and (ii) Company shall notify Owner and Owner’s Project Manager of the receipt of each Owner-provided Equipment (“Delivery Notice”), stating whether or not such delivered Owner-provided Equipment appears, based on such inspection, to (a) be in a good and new condition, without defects or damage including the packaging, and (b) match the make, model, type and amount as set forth in the Owner-provided Equipment Specifications (collectively, “Working Condition”). All visible damage must be documented by photographs and all visible damage to packaging must be documented by delivery driver signature or, as applicable, notation in the Delivery Notice that the delivery driver refused to sign. Owner shall be responsible for all costs and expenses incurred with respect to Company’s efforts to acquire the required delivery driver signature. The foregoing notwithstanding, Company shall not be obligated to discover any hidden or latent defects in Owner-provided Equipment and such inspection is not intended to assure electrical, mechanical or quality specifications of such Owner-provided Equipment.

(c)    If Company fails to timely provide a Delivery Notice as required herein or breaches the Unloading Requirements, Company shall bear all responsibility for all reasonable and direct costs and Delays associated with (i) Owner-provided Equipment received by Company not in Working Condition that was not the subject of a Delivery Notice and which a diligent inspection of such Owner-provided Equipment would have revealed and (ii) damage to Owner-provided Equipment caused by Company’s breach of the Unloading Requirements, and Owner shall have the right, to the extent not remedied by Company, to either, (a) invoice Company for any such costs, with undisputed amounts payable by Company within thirty (30) Days of Company’s receipt of such invoice, or (b) offset any such costs against payment of the Contract Price.

(d)

(i)    If a Delivery Notice indicates that any Owner-provided Equipment has been received by Company in Working Condition but at any time thereafter until Substantial Completion, Owner determines that such Owner-provided Equipment is not in Working Condition that a diligent inspection of such Owner-provided Equipment would have revealed, then, Company shall bear all associated reasonable and direct costs paid by Owner and responsibility for associated Delays, and Owner shall have the right to either, at its sole discretion and election, (a) invoice Company for any such costs, with undisputed amounts payable by Company within thirty (30) Days of Company’s receipt of such invoice, or (b) offset any such undisputed reasonable and direct costs against payment of the Contract Price.

(ii)    Subject to Section 2.7.1(d)(i), Company shall not be responsible for any other costs or Delays associated with Owner-provided Equipment that is defective, damaged or otherwise fails to conform with the Owner-provided Equipment Specifications after receipt of such Owner-provided Equipment to the extent that such failure is due to (i) a design or workmanship issue caused by the manufacturer of such Owner-provided Equipment; (ii) damage caused by Owner or its Personnel; or (iii) errors, defects, inconsistencies or inaccuracies in the Work completed pursuant to any engineering performed or provided by the Owner or Other Owner Contractors solely to the extent such engineering is not Company’s responsibility as part of the Work hereunder or in the ordering of such Owner-provided Equipment by Owner.

(iii)    Except as otherwise provided for herein, in the event that there is a dispute as to whether the Owner-provided Equipment is defective, damaged or otherwise fails to conform with the Owner-provided Equipment Specifications or whether the cause of the failure is due to a manufacturer design or workmanship issues, then such dispute shall be resolved pursuant to Article XV.

(e)    If Company notifies Owner and Owner’s Project Manager within such seven (7) Business Days period that any Owner-provided Equipment was received by Company not in Working Condition at the time it was made available to Company and Owner certifies the same by countersignature of such notice, then any Delay or increased costs in Company’s performance of the Work as a demonstrable result of such failure shall be an Owner-Caused Delay and (i) Company shall comply with Owner’s instructions regarding the repackaging and return of such Owner-provided Equipment; and (ii) Owner shall redeliver such Owner-provided Equipment in Working Condition.

2.7.2    Uncrating Inspection.

(a)    Within five (5) Business Days following uncrating of any Owner- provided Equipment at the Project Site for installation, Company shall (i) perform a visual inspection of the Owner-provided Equipment uncrated, and (ii) notify Owner and Owner’s Project Manager of the uncrating of the Owner-provided Equipment, (a) stating the amount uncrated, whether such Owner-provided Equipment was subject to a Delivery Notice and whether or not such Owner-provided Equipment has (I) any visible defects or damages, (II) any deviation in the count on the bill of lading and Company’s count, and (III) any deviation in the make, model, type and amount as set forth in the Owner-provided Equipment Specifications (subparts (I) - (III) collectively, “Installation Ready”) and (b) shall include photographs of all visible defects and damage. The foregoing notwithstanding, Company shall not be obligated to discover any hidden or latent defects in Owner-provided Equipment and such inspection is not intended to assure electrical, mechanical or quality specifications of such Owner-provided Equipment.

(b)    If Company notifies Owner and Owner’s Project Manager within such period specified in Section 2.7.2(a) that any Owner-provided Equipment is not Installation Ready and Owner certifies the same by countersignature of such notice, then, to the extent such failure to be Installation Ready was not caused by Company or its Personnel, the same shall be an Owner-Caused Delay and (i) Company shall comply with Owner’s instructions regarding the repackaging and return of such Owner-provided Equipment; and (ii) Owner shall redeliver such Owner-provided Equipment.

(c)    If Company fails to notify Owner that any Owner-provided Equipment is not Installation Ready within the time required herein and which a diligent inspection of such Owner-provided Equipment would have revealed, then, to the extent such failure to be Installation Ready was caused by Company or its Personnel, Company shall bear all associated reasonable and direct costs paid by Owner and responsibility for associated Delays, and Owner shall have the right to either, at its sole discretion and election, (a) invoice Company for any such costs, with undisputed amounts payable by Company within thirty (30) Days of Company’s receipt of such invoice, or (b) offset any such undisputed reasonable and direct costs against payment of the Contract Price pursuant to Section 5.8; provided, however, that Company shall not be responsible for any costs or Delays associated with Owner-provided Equipment that is defective, damaged or otherwise fails to conform with the Owner-provided Equipment Specifications after receipt of such Owner-provided Equipment to the extent that such failure is due to: (i) a design or workmanship issue caused by the manufacturer of such Owner-provided Equipment, (ii) damage by Owner or its Personnel or (iii) errors, defects, inconsistencies or inaccuracies in the Work completed pursuant to any engineering performed or provided by Owner or Other Owner Contractors solely to the extent such engineering is not Company’s responsibility to complete as part of the Work hereunder or in the ordering of such Owner-provided Equipment by Owner. Except as otherwise provided for herein, in the event that there is a dispute as to whether the Owner- provided Equipment is defective, damaged or otherwise fails to conform with the Owner-provided Equipment Specifications or whether the cause of the failure is due to a manufacturer design or workmanship issues, then such dispute shall be resolved pursuant to Article XV.

2.7.3    Installation and Integration of Owner-provided Equipment. Company shall provide all services, management, Personnel, Company’s Equipment, equipment and materials necessary to install the Owner-provided Equipment and the Equipment as provided in Exhibit A-1, all in accordance with the Project Schedule.

2.7.4    All Owner-provided Equipment shall be new and unused and either (a) of the grade specified for such Equipment in the Scope of Work or the Technical Specifications, or (b) if no grade is specified for such Equipment in the Scope of Work or the Technical Specifications, then of suitable grade under Prudent Solar Industry Practices.

2.8    Storage. Subject to Section 6.3 regarding risk of loss, at all times prior to the date of Substantial Completion, Company shall provide appropriate storage, including storage for the Equipment, Consumable Parts, and all other materials and supplies utilized in connection with the Work and all other personal property owned or leased by Company or any Subcontractor located at the Project Site.

2.9    Inspections. Company shall conduct and supervise all building and structural inspections as required by this Agreement, any Permit or Applicable Law and promptly provide to Owner and Owner’s Engineer all Permits (including any certificate of inspection) received in conjunction therewith. Company shall cooperate with and assist with any Owner requested inspections by the Owner’s Engineer or other Owner representative.

2.10    Subcontractors
2.10.1    Owner acknowledges that Company intends to have portions of the Work completed by Subcontractors qualified to perform such portions of the Work pursuant to written Subcontracts. Exhibit H sets forth a list of approved Subcontractors. Owner agrees to Company’s use and engagement of Subcontractors; provided Company may not enter into any Major Subcontract with any Person not listed in Exhibit H or approved by Owner in writing (which approval shall not be unreasonably conditioned, withheld or delayed); provided further that Company will in any event remain liable for the performance of all of Subcontractors’ obligations hereunder. Upon Owner’s request, Company will provide Owner with a list of its Subcontracts and Subcontractors and redacted copies of any Subcontract requested by Owner and will use commercially reasonable efforts to address any comments or concerns from Owner that would not delay the Project Schedule or otherwise unreasonably interfere with the Work. Except as otherwise expressly provided in this Agreement, Company shall be solely responsible for engaging, managing, supervising and paying all Subcontractors and Persons directly or indirectly employed by them. Company will ensure that all Personnel, labor, supervision, and Subcontractors of any tier are properly licensed and qualified to perform the work that they are engaged to perform. Company will ensure that Subcontracts provide that

Subcontractors may not enter into Major Subcontracts with any Person not (i) listed in Exhibit H hereto or (ii) approved by Owner in writing (which approval shall not be unreasonably conditioned, withheld or delayed).

2.10.2    Company shall require that all Work performed and all Equipment provided by Subcontractors be received, inspected and otherwise furnished in accordance with this Agreement and (as between Owner and Company) Company shall be solely liable for all acts, omissions, liabilities and Work (including Defects therein) of its Subcontractors and the Persons employed by them; provided, however, that Owner shall have the right (but not the obligation) to pay any Subcontractor directly any amounts properly due and owing by Company to such Subcontractor as required under its Subcontract, but only if (a) Owner has provided prior written notice to Company to make payment of any amounts properly and owing to a Subcontractor not under a good faith dispute by Company within seven (7) Days thereof; (b) Company has been paid amounts due and owing under this Agreement, other than any amounts that Owner has paid or intends to pay directly to any Subcontractor pursuant to this Section 2.10.2, and Company has failed to pay such Subcontractor when properly due and owing and (c) such amounts are not subject to a valid dispute between Company and such Subcontractor that Company has notified Owner of, and deduct and set-off against any monies due to Company under this Agreement any amount so paid by Owner to such Subcontractor or seek repayment of such amounts from Company.

2.10.3    All Subcontracts shall be consistent with the terms and provisions of this Agreement. At a minimum, all Subcontracts shall (a) require Subcontractors to comply with the Specifications, (b) be subject to the labor obligations hereunder as well as the safety and security provisions of this Agreement, (c) provide guarantees and warranties with respect to its portion of the Work and the Equipment consistent with the warranties provided under, or required by, this Agreement and provide that such guarantees and warranties may be assigned by Company to Owner without consent of Subcontractor, and (d) include such other provisions of this Agreement as required hereby, including insurance requirements under Article XI and Exhibit N. All Subcontracts shall preserve and protect the rights of Owner, shall not prejudice such rights and shall require that any Subcontractors that enter into subcontracts with sub-subcontractors shall include the requirements of this Section 2.10.3 as if such sub-subcontract was a Subcontract hereunder. No contractual relationship shall exist between Owner and any Subcontractor with respect to the Work. Each Subcontract shall include a provision that permits the assignment of such Subcontract to Owner without the consent of such Subcontractor, including without limitation collateral assignment to a lender. Upon request by Owner, Company shall use reasonable efforts to cause any Subcontractor identified by Owner to enter into such consents or estoppels required in connection with any lender.

2.10.4    Company shall use reasonable efforts to obtain from all Subcontractors any additional representations, warranties, guarantees, and obligations requested by Owner. On the Substantial Completion Date, Company shall assign to Owner all warranties of all Subcontractors that survive the Substantial Completion Date (the “Surviving Subcontractor Warranties”), effective as of the Substantial Completion Date. To the extent assignable, Company shall assign to Owner all other representations, warranties, guarantees and obligations of all Subcontractors that survive the Warranty Period effective as of the end of the Warranty Period.
2.10.5    Company shall ensure that Subcontractors and sub-Subcontractors are registered for workers compensation coverage where required by law, during the entire time that any persons are employed by Subcontractor on the Project Site in connection with the Project.

2.11    Labor and Personnel
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2.11.1    Company’s Project Manager. Selection of the Company’s Project Manager shall be subject to the consent of Owner. The Company’s Project Manager may be changed by Company upon the receipt of the consent of Owner, which may be withheld in Owner’s sole discretion. The foregoing notwithstanding, Company’s Project Manager may be changed by Company due to the death, disability or voluntary resignation of the Company’s Project Manager, provided that the replacement Company’s Project Manager shall be subject to the prior written consent of Owner. Owner may request that Company change the Company’s Project Manager and Company will comply with such request. The Company’s Project Manager shall have the responsibility, authority and supervisory power of Company for construction, procurement, testing and start-up of the Work, as well as all matters relating to the administration of the provisions of this Agreement, and will be primarily located at the Project Site on a daily basis. All communications between Owner and Company’s Project Manager shall be deemed to be given to or received by Company.

2.11.2    Engagement of Personnel. Company shall provide, manage, and transport all Personnel required in connection with the performance of the Work and of its obligations hereunder, including: (a) professional engineers licensed to perform engineering services in each jurisdiction where the performance of the Work requires such licensing; (b) Company’s Project Manager, pursuant to Section 2.11.1; (c) lead project engineer, field engineers, and cost and schedule engineers; and (d) supervisors for the Work, all of whom shall have experience with solar-powered electric generation equipment similar to the equipment (in technology and magnitude to the extent relevant to the Work being performed) necessary to construct the Work and who are competent to perform their assigned duties in a safe and secure manner. Company shall require its Subcontractors to adhere to the same standard with respect to their Personnel. Where required by Applicable Laws, Company shall employ only licensed Personnel in good standing with their respective trades and licensing authorities to perform engineering, design, architectural and other professional services in the performance of the Work. To the extent required by Applicable Laws and Prudent Solar Industry Practices, all Personnel shall have received formal documented training in their area of expertise and certification.

2.11.3    Owner Review of Personnel. Company shall identify each supervisory member of its Personnel along with such other information regarding the identity and responsibility of Company’s Personnel as Owner may request or otherwise require as a Company Deliverable. Upon Owner’s request, Company shall provide Owner with the resumes of all management and supervisory Personnel employed in connection with the Work, and Owner may require and Company shall cause the replacement of any

Personnel, at Company’s sole expense, if, in Owner’s reasonable opinion, such Person is (a) endangering life or limb on or near the Project Site, (b) incompetent, or (c) violating or has violated this Agreement, particularly the Safety Plans and Sections 2.12.5 through 2.12.7 or Applicable Law. Rejection of Company’s Personnel or Personnel of a Subcontractor by Owner shall not relieve Company of any of its obligations hereunder or be construed as a waiver by Owner of any of its rights under this Agreement.

2.11.4    Alcohol and Drugs. Company shall not, and shall ensure that its Personnel and Subcontractors do not, possess, consume, import, sell, give, barter or otherwise dispose of any alcoholic beverages or drugs (excluding drugs for proper medical purposes and then only in accordance with Applicable Laws) at the Project Site, or permit or suffer any such possession, consumption, importation, sale, gift, barter or disposal by its Subcontractors or Personnel. Subject to requirements of Applicable Laws, Company shall have in place a drug and alcohol testing program that includes pre-employment and reasonable cause-based drug testing and random drug and alcohol testing on Company’s Personnel and shall at all times comply with Owner’s Alcohol and Other Drugs Procedure, attached hereto as Exhibit F, unless and until such procedure is replaced with a substantially similar Company policy approved by Owner in Owner’s sole discretion. Company shall immediately identify and remove from its employment, or, as applicable, require its Subcontractors to remove from the Project Site, any Person (whether in the charge of Company or any of its Subcontractors) that violates this Section 2.11.4, or any other Person, including any Person using a prescription drug under supervision of and approval from a medical doctor, who does or whose actions may create any unsafe condition or other situation that may cause damage or harm to any Person or property.

2.11.5    Arms and Ammunition. Company shall not, and shall ensure that its Personnel and Subcontractors do not, possess, import, sell, give, barter or otherwise dispose of, to any Person or Persons, any arms or ammunition of any kind at the Project Site, or permit or suffer the same as aforesaid, and shall at all times assure that the Project Site is kept free from arms and ammunition. No hunting of any kind by Company or its Personnel, or other invitees, shall be permitted on the Project Site. Company shall immediately identify and remove from the Project Site any Person that violates this Section 2.11.5.

2.11.6    Disorderly Conduct. As between Owner and Company, Company shall be responsible for the conduct and deeds of its Personnel relating to this Agreement and the consequences thereof. Company shall, and shall cause its Personnel and Subcontractors to, at all times take all reasonable precautions to prevent any unlawful, riotous or disorderly conduct by or among such Personnel and for the preservation of peace, protection and safety of Persons and property in the area of the Project Site against the same. Company shall not interfere with any members of any authorized police, military or security force in the execution of their duties.

2.11.7    Labor Disputes. Company shall use reasonable efforts to minimize the risk of labor-related delays or disruption of the progress of the Work. Company shall promptly take any and all reasonable steps that may be available in connection with the resolution of violations of collective bargaining agreements or labor jurisdictional disputes, including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin or award damages resulting from violations of collective bargaining agreements or labor jurisdictional disputes. Company shall advise Owner promptly, in writing, of any actual or threatened (in writing) labor dispute, of which Company has knowledge that might materially affect the performance of the Work by Company or by any of its Subcontractors. Notwithstanding the foregoing, the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the discretion of the Party having the difficulty.

2.12    Responsibility for the Project Site

2.12.1    Selection of Project Site.

(a)    In the event Company is unable to obtain all Governmental Authorizations and Permits necessary under Applicable Law for the construction, operation, and maintenance of the Project on the Project Site, including those Governmental Authorizations and Permits listed on Exhibit G, on or before March 31, 2023, Owner may, in its sole discretion, reject the Project Site, in which event Company will select an alternate Project Site reasonably acceptable to Owner. After the selection of such alternate Project Site, Company will submit the Project Site Diligence Materials for Owner’s approval. Within ten (10) Days after receipt of the Project Site Diligence Materials, Owner will notify Company in writing of either (i) Owner’s acceptance of the alternate Project Site (“Project Site Approval”), (ii) Owner’s rejection of the alternate Project Site setting forth in reasonable detail which of the Approval Criteria the alternate Project Site has failed to satisfy, or (iii) a request for additional information reasonably required by Owner to evaluate the Approval Criteria, in which case Owner will deliver notice to Company either accepting or rejecting the alternate Project Site within ten (10) Days after receipt of such additional information. For the avoidance of doubt, Owner will not be entitled to reject the alternate Project Site for any reason other than its failure to satisfy the Approval Criteria.

(b)    In the event Owner rejects the alternate Project Site selected by Company pursuant to Section 2.12.1(a), Company will select an alternate Project Site reasonably acceptable to Owner. After the selection of such alternate Project Site, Company will submit the Project Site Diligence Materials for Owner’s approval pursuant to Section 2.12.1(a) within ten (10) Days of selection of such alternate Project Site. The process set forth in this Section 2.12.1 will continue until a Project Site is approved by Owner pursuant to Section 2.12.1(a).

2.12.2    Project Site Diligence. As of the Effective Date, subject to Section 2.12.4 as regards Unforeseen Site Conditions, Company represents and warrants that (a) it has inspected and is fully familiar with the Geotechnical Constructability Survey and other Project Documents including the supplied pile test and the Project Site (including the boundaries and the general character and accessibility thereof, the existence of known obstacles to construction, the location and character of existing or adjacent work or structures, and other general and local conditions (including Applicable Laws) (b) it has completed a reasonably diligent inspection of the Project Site and has inspected all other reports, investigations, test data and other documents relating to the Work and the Project Site that have been provided to or prepared by the Company, (c) the Project Site is sufficient for Company to undertake and complete that portion of the Project to be located thereon in accordance with this Agreement, the Specifications and Applicable Laws, and (d) Company has not discovered any conditions that in its reasonable judgment would be a basis for claiming a Change.

2.12.3    Topography. Company will be responsible for clearance of the Project Site, including the removal of obstructions. Company will be responsible for access road construction as described in the Scope of Work. Company shall provide for the procurement or disposal, as necessary, of all soil, gravel and similar materials required for the performance of, or otherwise in connection with, the Work. Company will provide adequate treatment of and protection against water runoff resulting from the Work. Company will provide for the collection, treatment and disposal of groundwater resulting from the Work.

2.12.4    Unforeseen Site Conditions. “Unforeseen Site Conditions” shall mean:

(a)    Subsurface or latent physical conditions at the Project Site differing materially from those indicated in the Geotechnical Constructability Survey or the Drawings and Specifications for the Work;

(b)    Previously unknown physical conditions at the Project Site of an unusual nature (including unknown and unexpected archaeological or religious sites, places, monuments or areas) that require means and methods that differ materially from the recommendations that are contained in Geotechnical Constructability Survey;

(c)    Any unknown and unexpected caverns, fissures or voids not discovered in connection with the Geotechnical Constructability Survey; or

(d)    Presence at the Project Site of any of the following, in each case where such were not known by or disclosed to Company (in the Project Documents or otherwise) and were not reasonably expected to be encountered at the Project Site: (i) religious artifacts, (ii) cultural or historical locations or items, or (iii) flora or fauna (including, but not limited to, endangered species, threatened species or “species of concern”) that are protected under Applicable Laws requiring disposal, handling, mitigation, or avoidance measures. Notwithstanding anything to the contrary, “Unforeseen Site Conditions” shall not include any conditions which Company knew or should have known following a reasonable diligent inspection and review of the Project Documents and other materials identified in Section 2.12.1. If Company encounters any condition that Company believes is or may be an Unforeseen Site Condition, Company shall notify Owner of the same within seventy-two (72) hours of discovery of such believed-to-be Unforeseen Site Condition.

2.12.5    Religious and Archaeological Resources. If any archaeological or religious sites, places, monuments or areas are discovered or identified by Company during the performance of the Work under this Agreement, Company shall, and shall cause its Personnel and Subcontractors to, leave such sites untouched and protected by fencing and shall immediately stop any Work affecting the area. Company shall notify Owner of any such discovery as soon as practicable, and Company shall carry out Owner’s reasonable instructions for dealing with the same. All fossils, coins, articles of value or antiquity and structures and other remains or things of geological, archaeological, historical, religious, cultural or similar interest discovered on the Project Site shall, as between Owner and Company, be deemed to be the property of Owner. Company shall prevent its Personnel from removing or damaging any such article or thing.

2.12.6    Real Property Requirements and Real Property Rights. In the performance of the Work, Company and its Subcontractors shall at all times remain within the Project Site boundaries or any easement corridors as surveyed and staked. Pursuant to Section 12.1.1, Company shall indemnify, release, defend, and hold the Owner Indemnified Parties harmless from any claims or expenses arising out of the failure of Company or its Subcontractors to comply with this Section 2.12.6. Company shall promptly notify Owner upon the occurrence, or likely occurrence, of a dispute, conflict, confrontation, or other similar problem, or potential problem, involving one or more owners or occupiers of land so situated as to potentially result in a situation that may have a material adverse effect upon the performance of the Work. Company shall cooperate with Owner in resolving all such problems.

2.12.7    Clean-up. Company shall, and shall cause its Personnel and Subcontractors to, maintain the Project Site in a neat and orderly condition in accordance with Prudent Solar Industry Practices throughout the performance of the Work and take such measures as are reasonable in accordance with Prudent Solar Industry Practices to prevent access to the Project Site of any persons or creatures not entitled to be there. Company shall at all times keep the Project Site reasonably free from waste materials, rubbish. As part of the Work, Company will arrange and pay for disposal of sewage and wastes as necessary to enable Company to perform the Work. Prior to the Final Completion Date or as soon as practicable after the termination of this Agreement by Owner in accordance with the provisions of Article XIII, Company shall (a) remove all Company’s Equipment from the Project Site, (b) tear down and remove all temporary structures on the Project Site built by it or its Subcontractors and restore such areas to a condition consistent with that of a newly constructed solar-power plant, (c) reclaim, in accordance with the applicable Prudent Solar Industry Practices and Applicable Permits, laydown areas and other construction areas as required by Prudent Solar Industry Practices and any Applicable Permits, and (d) remove and dispose of all waste and rubbish from and around the Project Site. Company shall provide to Owner all legally required waste disposal manifests, if any, upon request.

2.12.8    Damages to Infrastructure. Company shall be responsible for (and reimburse Owner for) any damage it and its Personnel cause to any known infrastructure existing at the Project Site, including pipelines, irrigation systems, utility lines and wells.

2.13    Company Permits. Company shall, at Company’s cost and expense, timely obtain and maintain all Company Permits. Company shall give the notices and pay for all fees required to be given or paid to any Government Authority in relation to all such Company Permits. In addition, Company shall provide all assistance reasonably requested by Owner in connection with Owner’s efforts to obtain and maintain the Owner Permits. All Applicable Permits (other than any building Permit) designated as either “To be issued in the name of Owner” or “To be issued in the name of Owner and Company” shall be, if possible, issued in the name of Owner or Company and Owner, as required, to the best of Company’s ability unless otherwise required by Applicable Laws or such Applicable Permit. If any Company Permit (or application therefor) is in the name of Owner or otherwise requires action by Owner, Owner shall, upon the reasonable request of Company, sign such application or take such action as reasonably appropriate. Owner reserves the right to review and shall be permitted a reasonable time to review and comment on any such application of Company; provided, however, that Owner’s exercise of such right shall not, under any circumstances, be considered an approval of the necessity, effect or contents of such application or related Permit or be allowed to unreasonably delay the submittal of such application. Company shall deliver to Owner true and complete copies of all Permits obtained by Company upon its receipt thereof.

2.14    Environmental Compliance. Company shall, and shall cause its Personnel and Subcontractors to, comply with all environmental assessment requirements and with all Applicable Law relating to the environment, health or safety applicable to Company and/or the Work, including those set forth in any Applicable Permit.

2.15    Hazardous Materials.

2.15.1    Company Duties. Company shall, and shall cause its Personnel and Subcontractors to, comply with all Applicable Laws and Applicable Permits relating to Hazardous Material. Without limiting the generality of the foregoing: (a) Company shall, and shall cause its Subcontractors to, have a Release prevention and response plan to contain and clean up any spills or emissions of Hazardous Material by Company or its Personnel (such plan to be made available to Owner upon Owner’s request); (b) Company shall, and shall cause its Subcontractors to, apply for, obtain, comply with, maintain and renew all Applicable Permits required of Company by Applicable Laws regarding Hazardous Material that are necessary, customary or advisable for the performance of the Work; (c) Company shall, and shall cause its Subcontractors to, have an independent Environmental Protection Agency identification number for disposal of Hazardous Material introduced to the Project Site by Company if and as required under Applicable Laws and any disposal manifest or other records of such Hazardous Materials shall identify Company as the generator of such Hazardous Materials; (d) Company shall conduct its activities under this Agreement, and shall cause each of its Subcontractors to conduct its activities, in a manner designed to prevent pollution of the environment or any other Release by Company and its Subcontractors; (e) neither Company nor its Subcontractors shall bring Hazardous Material to the Project Site or transport Hazardous Material from the Project Site, except in accordance with Applicable Laws and then only to the extent such Hazardous Materials are necessary for the Work, and neither Company nor its Subcontractors shall cause the Release or disposal of Hazardous Material at the Project Site; (f) Company shall manage, investigate, remove, remediate and properly dispose of all Hazardous Material Released, brought onto, introduced to or known by the Company, to exist on or under the Project Site by it or its Subcontractors, if any; (g) Company shall cause all such Hazardous Material Released, brought onto or introduced to or known by the Company, to exist on or under the Project Site by it or its Subcontractors, if any, (1) to be transported only by carriers maintaining valid Hazardous Material transportation Permits (as required) and operating in compliance with such Permits and laws regarding the transportation of Hazardous Material and only pursuant to manifest and shipping documents identifying only Company as the generator of waste or Person who arranged for waste disposal, and (2) to be treated and disposed of only at treatment, storage and disposal facilities maintaining valid Permits (as required) regarding Hazardous Material; (h) Company shall submit to Owner a list of all Hazardous Material to be brought onto or introduced to the Project Site or at any construction area related to the Work prior to bringing or introducing such Hazardous Material and shall maintain an accurate record and current inventory thereof, and the record shall identify quantities, location of storage, use and final disposition of such Hazardous Material; and (i) Company shall keep Owner informed as to the status of all Hazardous Material on the Project Site and disposal of all Hazardous Material from the Project Site.

2.15.2    Remedial Actions.

(a)    If Company or any of its Subcontractors Releases any Hazardous Material on, at, or from the Project Site, or becomes aware of any Person who has stored, Released or disposed of Hazardous Material on, at, or from the Project Site during the Work, Company shall immediately notify Owner in writing. If Company’s Work is involved in the area where such Release occurred, Company shall immediately stop any Work and proceed as set forth in Section 2.15.2(b) or (c) as applicable.

(b)    Company shall, at its sole cost and expense, diligently proceed to take all necessary or desirable remedial action to clean up and remediate fully to the reasonable satisfaction of Owner and dispose of, in accordance with Applicable Laws, any contamination including a Release, whether on or off the Project Site, caused by (i) any negligent Release by Company or any of its Subcontractors or their Personnel of any Pre-Existing Hazardous Material (the Parties agree that simply discovering any Pre-Existing Hazardous Material or accidentally disturbing any previously unknown Pre-Existing Hazardous Material is not a negligent Release of such Pre-Existing Hazardous Material, but that Company will act reasonably and prudently with respect to the same upon discovery) and (ii) any Hazardous Material that was brought onto or generated at the Project Site by Company or any of its Subcontractors or their Personnel.

(c)    If Company discovers any Pre-Existing Hazardous Material that has been stored, Released or disposed of at the Project Site, Company shall immediately notify Owner in writing. If Company’s Work involves the area where such a discovery was made, Company shall immediately stop any Work affecting the area and confer with Owner to determine a reasonable course of action for Company to remove such Pre-Existing Hazardous Material and Company will diligently proceed to take all necessary or desirable remedial action to clean up and remediate fully to the reasonable satisfaction of Owner and dispose of, in accordance with Applicable Laws, any such Pre-Existing Hazardous Material. Company will not thereafter resume performance of the Work in the affected area except with the prior written permission of Owner. If and when Company is instructed to resume performance of the Work (after disposal or other decision by Owner regarding treatment of such Hazardous Material), Company will be entitled to a Change Order as set forth in Section 10.5.1(e). Company shall not, and shall cause its Subcontractors not to, take any action that may exacerbate any such contamination.

2.16    Safety and Emergencies.
2.16.1    Safety. Company shall initiate and maintain safety precautions and programs to conform with the Specifications or other requirements designed to prevent damage, injury or loss to (a) all Persons; (b) the Work and all materials and Equipment to be incorporated into the Work, whether in storage, on or off the Project Site, under the care, custody or control of Company; (c) all public and private property (including structures, sewers and service facilities above and below ground and along, beneath, above, across or near the Project Site) that are at or near the Project Site that are in any manner affected by the performance of the Work and (d) the work of Owner, Owner’s Engineer, Owner’s Project Manager, and other contractors of Owner. Such precautions and programs shall include prevention of damage or injury to local flora and fauna. Company shall erect and maintain reasonable safeguards for the protection of its Personnel and the public. Company shall exercise reasonable efforts to eliminate or abate all reasonably foreseeable safety hazards created by or otherwise resulting from performance of the Work. No later than 60 Days prior to the commencement of Work on the Project Site, Company shall deliver to Owner a safety plan setting forth policies and procedures to ensure safe performance of the Work. Owner will have 15 days following receipt of such safety plan to either approve such draft or provide comments on the draft safety plan submitted by Company and Company will incorporate such comments, subject to Prudent Solar Industry Practice and Applicable Laws, and provide a revised draft within 15 days of receipt thereof. Such revised draft will be subject to Owner’s review and comment as set forth above in this Section 2.16.1. Company shall, and shall cause all of its Personnel to, follow the safety plan as ultimately approved by Owner pursuant to this Section 2.16.1 and to follow all other reasonable safety measures and procedures implemented or requested by the Owner with respect to the Project Site.

2.16.2    Emergencies. In the event of any emergency endangering Persons or property resulting from or related to performance of the Work, Company shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as practicable, report any such incidents, including Company’s response thereto, to Owner. Whenever Company has not taken reasonable precautions for the safety of the public or the protection of the Project or of structures or property on or adjacent to the Project Site, Owner may, but shall be under no obligation to, upon reasonable advance notice to Company and a reasonable opportunity to cure, take such action as is reasonably necessary under the circumstances. The taking of such action by Owner or Owner’s failure to do so shall not limit Company’s obligations or liability hereunder. Provided Company fails to timely act to respond to an emergency pursuant to this Section 2.16.2, Owner may take actions to respond to such emergency and Owner shall have the right, at its sole discretion and election, either to (a) invoice Company for any reasonable costs incurred by Owner or its other contractors in taking such actions, payable by Company within thirty (30) Days of Company’s receipt of such invoice or (b) offset any such costs against payment of the Contract Price pursuant to Section 5.10.

2.16.3    Fire Prevention. Company shall provide adequate fire prevention and protection at the Project Site and shall take all reasonable precautions to minimize the risk of fire at the Project Site. Company shall provide instruction to its Personnel in fire prevention control. Company shall provide appropriate fire-fighting and fire protection equipment and systems at the Project Site in a manner consistent with the Specifications. Notwithstanding the foregoing sentence, this Agreement shall not and does not obligate Company’s or any of its Subcontractors’ employees to fight any fires. In the event of a fire, Company’s or any of its Subcontractors’ employees shall immediately take steps to ensure the safety of themselves and others and shall contact the local fire department to report such fire and to determine the appropriate actions. Company shall promptly collect and remove combustible debris and waste material from the Project Site and shall not permit such debris and material to accumulate.

2.17    Security. Company shall take reasonable precautions, consistent with the Specifications and Exhibit A-1, to provide for the security and protection: (a) of the Equipment and the Owner-provided Equipment, if any, (upon delivery to the Project Site) through the Substantial Completion Date and (b) of the other property owned or leased by Company or any Subcontractor located at the Project Site at areas thereon provided by Owner or stored or warehoused off the Project Site through the date of Substantial Completion Date. Company shall use the same care to protect any of Owner’s property at any time such property is in its possession or under its control while performing the Work as it does with its own property and shall be responsible for (and reimburse Owner for) damage to such property resulting from Company’s failure to take such precautions or use such care.

2.18    Operating Manuals and Job Books. As a condition to Substantial Completion, Company shall deliver to Owner two (2) copies of the semi-final draft of the Job Books. A semi-final draft shall mean a draft that does not contain final As-Built Drawings and documentation, but is as reasonably complete as available information will allow, containing at a minimum sufficient information to permit the conduct of operator training and operation, repair and modification of the Project by Persons generally familiar with similar machinery and equipment. Upon the earlier of Final Completion and thirty (30) Days after Substantial Completion, Company shall provide three (3) original hard copy sets and two (2) electronic copies (on CD Roms) of the final and complete Job Books to Owner. Where any of the information in the Job Books was produced by computer-aided design and is available to Company or any Subcontractor, Company shall provide or cause to be provided to Owner an electronic copy of such information.

2.19    Owner’s Right to Inspect; Correction of Defects
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2.19.1    Right to Inspect. Owner, Owner’s Engineer, and their respective authorized representatives shall have the right to inspect the Work and to maintain Personnel at the Project Site for such purpose, subject in all cases to the Safety Plans. Such Persons shall have the right to be present during commissioning and testing of the Project and shall, by way of example and not limitation, have reasonable access to test procedures, quality control reports, and test reports and data. Company will cause all Major Subcontracts to include, and will use commercially reasonable efforts to cause all other Subcontracts to include, rights in all Subcontracts to permit Owner, Owner’s Engineer, and any of their respective authorized representatives to audit, inspect, test and observe the Equipment at the facilities of any Subcontractor or the manufacturer of Equipment, or the location where such Equipment is being transported, and, if permitted, Company shall ensure reasonable, adequate and safe access to such facilities for such purposes, subject to any reasonable safety rules or restrictions imposed by such

Subcontractor or manufacturer. Company will give Owner at least fifteen (15) Days’ notice of any testing or commissioning or the covering of any Work so as to give Owner the opportunity to exercise its right to inspect the Work. If any portion of the Work should be covered contrary to the timely request of Owner or Owner’s Engineer or contrary to requirements specifically expressed in this Agreement, such portion of the Work shall, if requested by Owner, be uncovered for observation and shall be replaced at Company’s expense. If any other portion of the Work has been covered which Owner has not specifically requested to observe prior to being covered, Owner may request to see such Work and Company shall uncover it. If such other portion of the Work is found not to be in accordance with the requirements of this Agreement, the cost of uncovering, replacing and re-covering shall be charged to Company; otherwise, Company shall be entitled to a Change Order equitably adjusting the Contract Price to the extent the costs of Company in performing the Work are increased in connection with uncovering and re-covering the Work. Such inspection of any part of the Work shall in no way relieve Company of its obligation to perform the Work in accordance with this Agreement. If Company covers any portion of the Work after offering Owner the opportunity to inspect such Work and Owner later requests Company uncover such Work, then Owner shall pay the costs to uncover such Work unless it is found to contain a Defect.

2.19.2    Correction of Defects. Prior to Final Completion, if Company becomes aware that any Work contains a Defect or a root-cause analysis using Prudent Solar Industry Practices indicates the existence of a Defect, Company shall, at its own cost and expense, correct or replace the Work that contains such Defect or is not otherwise in compliance with the Specifications. Defective Equipment that has been replaced, if situated on the Project Site, shall be removed by Company at Company’s sole cost and expense.

2.19.3    Inspection Not Approval. No inspection (or failure to inspect), acceptance, payment or approval by Owner shall relieve Company of its obligations for the proper performance of the Work in accordance with the terms hereof. Owner may reject any Work with Defects or that is not in accordance with the requirements of this Agreement, regardless of the stage of completion, the time or place of discovery of error, and whether Owner previously accepted any or all of such Work through oversight or otherwise, except to the extent such discovery occurs after expiration of the Warranty Period.

2.20    Solar Incentive Programs. Company acknowledges that Owner shall have all right, title and interest in and to all Environmental Attributes and Renewable Energy Incentives, and other items of whatever nature which are available as a result of energy being produced from the Project. If any Environmental Attributes, Renewable Energy Incentives or other items are initially credited or paid to Company, Company will cause such Environmental Attributes, Renewable Energy Incentives and other items to be assigned or transferred to Owner without delay.
2.21    Intellectual Property Rights.

2.21.1    Company shall obtain and, to the extent described below, maintain all trade secrets, patents, copyrights, trademarks, proprietary rights and information, licenses and other intellectual property rights (collectively, the “Intellectual Property Rights”) necessary for the incorporation, performance and use of the Work, except those

Intellectual Property Rights related to the Owner-provided Equipment, which shall be obtained and maintained by Owner. Company hereby grants to Owner an irrevocable, assignable, non-exclusive, perpetual, royalty-free, sublicensable license under all Company Intellectual Property Rights, whether now existing or hereafter developed for the Work and whether now or hereafter owned, licensed to or controlled by Company or any of its Affiliates, to use the same only to the extent necessary for the completion, operation, maintenance, repair, rebuilding, alteration and expansion of the Project and all subsystems and components thereof. To the extent that such license is predicated upon Intellectual Property Rights held by Company, Company will maintain those Intellectual Property Rights throughout the life of the Project; otherwise, Company’s obligation to maintain Intellectual Property Rights hereunder will expire with the expiration of the Warranty Period.

2.21.2    Company hereby presently assigns, sells and transfers to Owner (or its designee or assignee), and shall cause all of Company’s Affiliates and Subcontractors, to presently assign, sell and transfer to Owner (or its designee or assignee), all right, title and interest in any third party Intellectual Property Rights acquired or licensed in connection with completion of the Work, including all right to sue for past, present and future infringement or misappropriation of such Intellectual Property Rights and recover and retain damages for any such infringement or misappropriation.

2.21.3    Except as expressly set forth in this Section 2.21, the Parties agree that ownership of all Intellectual Property Rights shall be governed by the provisions of Article 9 of the Development Agreement. To the extent of any disagreement between the terms of this Agreement (other than those set forth in this this Section 2.21) and the Development Agreement, the provisions of the latter shall control.

2.22    Books and Records. Company shall keep such books, records, documents, correspondence and accounts as may be necessary for compliance with its obligations under this Agreement and shall maintain such items for a minimum of five (5) years after the Final Completion Date, or a longer period of time as may be required by applicable law or Government Authority. Upon Owner’s request, Company shall provide to Owner copies of such records related to the Work or Change Orders as are reasonably necessary to verify Company’s and its Subcontractors’ compliance under this Agreement. In addition, within a reasonable period of time after a request therefore, Company shall provide Owner with any information regarding quantities and descriptions of the Work that Owner reasonably deems necessary in connection with the preparation of its tax returns and other regulatory compliance filings. Owner (or any of its duly authorized representatives), at Owner’s cost and expense, shall have the right upon reasonable advance notice and at Company’s principal offices or such other location mutually agreeable by the parties, to timely audit, and make examination, excerpts, copies and transcriptions of, Company’s books, records documents, correspondence and accounts only as necessary to verify costs associated with the Work and Change Orders. Notwithstanding anything to the contrary, any request for information, inspection or audit referred to above in this Section 2.22 shall be scheduled and conducted in such a manner that minimizes interference with the Company’s business and affairs, and shall be limited to no more than once per every four (4) weeks while Company is performing the Work and two (2) times per calendar year any time thereafter. Any information obtained by Owner shall be subject to the provisions of Section 16.4 regarding confidentiality.

2.23    Cooperation. Company shall facilitate the activities of and reasonably cooperate with Owner in Owner’s efforts to meet the information, notice, communication and coordination requirements of any agreement entered or to be entered into by Owner with third parties in connection with the construction, operation, maintenance or financing of the Project.

2.24    Owner’s Engineer. Company acknowledges and agrees that:

(a)    Owner’s Engineer’s prior approval may be required, in Owner’s sole discretion, in connection with all matters relating to the Work which would require Owner’s approval pursuant to the terms and provisions hereof and consistent with such terms and revisions, including any Change Orders; and

(b)    the investigations, reviews, inspections and monitoring referred to in Article II may also be carried out by the Owner’s Engineer and any countersignatures of Owner referred to in Article II may also be required by Owner, in Owner’s sole discretion, to be obtained from the Owner’s Engineer.

(c)    Owner’s Engineer shall be selected by Owner. Owner shall be responsible for payment of all costs, expenses and compensation of any kind due and payable to Owner’s Engineer in connection with its services rendered hereunder.

2.25    Company Usage Rights. Owner and Company acknowledge and agree that a material inducement and consideration for Company’s execution of this Agreement was that Owner would grant to Company the right to access and use the facility for certain purposes outlined in Exhibit Q (such rights, the “Company Usage Rights”). Owner hereby grants to Company the Company Usage Rights upon the conditions contained and otherwise as outlined in Exhibit Q.

2.26    Security. As of the Effective Date, Company has caused Heliogen Inc. to deliver the payment and performance guaranty attached hereto as Exhibit R guaranteeing in full Company’s payment and performance obligations under this Agreement (the “Company Parent Guaranty”). Company shall cause the Company Parent Guaranty to be maintained in full force and effect for so long as Company has any obligations under this Agreement.

ARTICLE III

COMPLETION OF THE WORK

3.1    Commencement of Work; Project Schedule; Acceleration.

3.1.1    Commencement of Work. Company shall perform or cause to be performed the Work commencing on the date specified in the Notice to Proceed, or earlier with respect to Work authorized pursuant to a LNTP. Company shall not be authorized to perform any Work that is not authorized pursuant to a LNTP or the Notice to Proceed, as applicable.

3.1.2    Project Schedule; Monthly Progress Reports.

(a)    Company shall perform the Work in accordance with the Project Schedule. No later than 15 Days following delivery of the “Full FEED Package” (as set forth in the Design Delivery Schedule), Company shall deliver to Owner a revised draft of Exhibit C-1.1 that includes any additions or changes to the Project Schedule as a result of design process. Owner will have 15 days following receipt of such revised Exhibit C-1.1 to either approve such draft or provide comments on the draft Exhibit C-1.1 submitted by Company, and Company will incorporate such comments and provide a revised draft within 15 days of receipt thereof. Such further revised draft of Exhibit C-1.1 will be subject to Owner’s review and comment as set forth above in this Section 3.1.2(a). Upon approval of the revised Exhibit C-1.1 pursuant to this Section 3.1.2(a), this Agreement will be amended to replace Exhibit C-1.1 with such revised Exhibit C-1.1 For the avoidance of doubt, no such revision to Exhibit C-1.1 will entitle Company to any Change Order.

(b)    Company shall provide Owner with Progress Reports as further defined in Exhibit A-1 and as Owner may reasonably request, which shall include progress reports, as compared to the Project Schedule, including the incorporation of delay and acceleration analyses where appropriate. The Progress Reports shall be presented electronically and shall address all material elements of the Work. Company shall conduct weekly Project meetings and additional Project meetings at either Party’s reasonable request, in each case at mutually agreeable locations or by telephone between representatives of Company and Owner, which may include Owner’s Engineer, to review the status of the Work including without limitation (i) status of delivery and installment of any materials and Equipment required to be delivered under this Agreement; (ii) any proposed or anticipated changes in the Work or Equipment; and (iii) any other matters as may be requested by either Party. Company shall promptly notify Owner in writing at any time that Company has reason to believe that there will be a material deviation in the Project Schedule and shall set forth in such notice the corrective action planned by Company. Delivery of such notice shall not relieve Company of its obligations under this Article III.

3.1.3    Acceleration of Work. If, at any time or from time to time, Company fails to achieve a Key Milestone by the date required therefor in the Project Schedule or fails to show adequate progress toward the achievement of a Key Milestone and such failure is not explicitly excused under this Agreement due to an Owner-Caused Delay or a Force Majeure Event or pursuant to a Change Order executed by both Parties, then, upon written request of Owner, Company shall promptly, but in any event within ten (10) Business Days of such date, submit a written recovery plan to complete all necessary Work to the extent reasonably practicable by the dates for the remaining Key Milestones. Owner shall promptly approve or submit reasonable revisions to such written recovery plan, which Company shall incorporate into such recovery plan. Company shall diligently prosecute the Work in accordance with such recovery plan. Neither approval by Owner of such recovery plan (or Owner’s comments or failure to provide comments) nor Company’s prosecution of the Work in compliance with such recovery plan shall (i) be deemed in any way to have relieved Company of its obligations under this Agreement relating to the failure to timely achieve any Key Milestone by the date required therefor or (ii) be a basis for a Change Order or any other compensation or an increase in the Contract Price. Neither submittal of such recovery plan nor prosecution of the Work by Company in accordance therewith shall be deemed to waive Company’s right to a Change Order due to any delay caused by a Force Majeure Event or an Owner-Caused Delay.

3.2    Mechanical Completion
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3.2.1    Conditions of Mechanical Completion. “Mechanical Completion” shall occur when each of the conditions set forth on Exhibit O-1 has been satisfied in accordance with the Specifications.

3.2.2    Confirmation of Mechanical Completion. When Company believes it has satisfied all of the requirements for Mechanical Completion, Company shall submit a Mechanical Completion Certificate to Owner. Within ten (10) Business Days following the date on which a Mechanical Completion Certificate is received by Owner, Owner (or Owner’s agent) shall review and inspect all Work related thereto and shall either (a) countersign and deliver to Company the Mechanical Completion Certificate or (b) if reasonable cause exists for doing so, notify Company that Mechanical Completion has not been achieved. Any notice issued pursuant to clause (b) above shall state in detail Owner’s reasons for rejecting such Mechanical Completion Certificate. If Mechanical Completion has not been achieved and Owner delivers the notice under clause (b) above, Company promptly shall take such action, including the performance of additional Work, so as to achieve Mechanical Completion. Upon completing such actions, Company shall issue a new Mechanical Completion Certificate for consideration by Owner. Such procedure shall be repeated as necessary until Mechanical Completion is achieved. If Owner fails to respond within ten (10) Business Days to the Mechanical Completion Certificate provided by Company, Company will provide notice to Owner of such failure to respond and, if Owner fails to respond within ten (10) Business Days of such notice of failure, Mechanical Completion shall be deemed to have been achieved, provided such deemed Mechanical Completion shall not relieve Company from (and shall not waive any right of Owner with respect to) any of Company’s obligations hereunder, including (notwithstanding the foregoing) Company’s obligations to actually achieve Mechanical Completion. For all purposes of this Agreement, the date of achievement of Mechanical Completion shall be the date of the Mechanical Completion Certificate that is ultimately accepted by Owner or, if applicable, deemed approved by Owner (“Mechanical Completion Date”). Any disagreement about the achievement of Mechanical Completion is subject to the dispute resolution process in Article XV.

3.3    DOE Testing.

3.3.1    DOE Tests. As a condition to the achievement of Substantial Completion, Company shall be responsible to ensure that the DOE Tests are conducted and completed in accordance with the requirements set forth in Exhibit O-3. Company’s suitably qualified personnel (or the personnel of a Subcontractor acting under Company’s supervision) shall schedule, manage and oversee the operation of the Project and the Equipment during the DOE Tests, and Owner must provide such electricity as may be necessary or required by Company to carry out the DOE Tests. Company shall provide

Owner and Owner’s Engineer with at least three (3) Business Days’ prior written notice of the commencement of each DOE Test, in order to permit Owner, Owner’s Engineer and Owner’s representatives to arrange attendance at the DOE Test. Owner, Owner’s Engineer, any Owner’s representatives, and any quality consultant notified to Company by Owner in writing prior to the date of the test shall be entitled to attend and observe each DOE Test.

3.4    Substantial Completion.

3.4.1    Conditions of Substantial Completion. “Substantial Completion” shall occur when each of the conditions set forth on Exhibit O-5 has been satisfied in accordance with the Specifications.

3.4.2    Confirmation of Substantial Completion. When Company believes it has satisfied all of the requirements for Substantial Completion, Company shall submit a Substantial Completion Certificate to Owner. Within ten (10) Business Days following the date on which a Substantial Completion Certificate is received by Owner, Owner (or Owner’s agent) shall review and inspect all Work related thereto and shall either (a) countersign and deliver to Company the Substantial Completion Certificate or (b) if reasonable cause exists for doing so, notify Company that Substantial Completion has not been achieved. Any notice issued pursuant to clause (b) above shall state in detail Owner’s reasons for rejecting such Substantial Completion Certificate. If Substantial Completion has not been achieved and Owner delivers the notice under clause (b) above, Company promptly shall take such action, including the performance of additional Work, so as to achieve Substantial Completion. Upon completing such actions, Company shall issue a new Substantial Completion Certificate for consideration by Owner. Such procedure shall be repeated as necessary until Substantial Completion is achieved. If Owner fails to respond within ten (10) Business Days to the Substantial Completion Certificate provided by Company, Company will provide notice to Owner of such failure to respond and, if Owner fails to respond within ten (10) Business Days of such notice of failure, Substantial Completion shall be deemed to have been achieved, provided such deemed Substantial Completion shall not relieve Company from (and shall not waive any right of Owner with respect to) any of Company’s obligations hereunder, including (notwithstanding the foregoing) Company’s obligations to actually achieve Substantial Completion. For all purposes of this Agreement, the date of achievement of Substantial Completion shall be the date of the Substantial Completion Certificate that is ultimately accepted by Owner or, if applicable, deemed approved by Owner. Any disagreement about the achievement of Substantial Completion is subject to the dispute resolution process in Article XV.

3.5    Punch List.

3.5.1    Development of Punch List. Prior to submittal of the initial Substantial Completion Certificate, Company will prepare and deliver to Owner and Owner’s Engineer a written list setting forth all of the items that remain to be performed in order to complete the Work, provided such items of Work on such list shall only be items that are (i) minor in nature, (ii) not related to the functionality, utility, operation or restoration Work, and (iii) not related to the compliance of any such Work with any Applicable Laws or Applicable Permits. Such list shall also state the proposed time limits within which Company will complete each such item of remaining Work. No later than ten (10) Business Days after receipt of such list, Owner or Owner’s Project Manager will notify Company of any proposed revisions thereto and comments thereon. Owner’s Project Manager and Company’s Project Manager will then meet and consult in good faith to agree upon the definitive, final version of such list (including the approved time limits within which Company will perform such remaining Work items) (such final list, as agreed to in writing by Owner, the “Punch List”).

3.5.2    Completion of Punch List Items. Once any Punch List hereunder is agreed upon, Company will promptly begin performing the items of Work thereon. Company’s Work on the Punch List shall be performed in a manner that does not unreasonably interfere with Owner’s operation of the Project. Owner will provide Company with reasonable access to the Project Site so that Company may perform the Work on the Punch List.

3.6    Final Completion.

3.6.1    Conditions of Final Completion. “Final Completion” shall occur when each of the conditions set forth on Exhibit O-7 has been satisfied in accordance with the Specifications.

3.6.2    Confirmation of Final Completion. When Company believes it has satisfied all of the requirements for Final Completion, Company shall submit a Final Completion Certificate to Owner along with all documentation reasonably necessary to determine if Final Completion has been achieved. Within ten (10) Business Days following the date on which a Final Completion Certificate is received by Owner, Owner (or Owner’s agent) shall review and inspect all Work related thereto and shall either (a) countersign and deliver to Company the Final Completion Certificate or (b) if reasonable cause exists for doing so, notify Company that Final Completion has not been achieved. Any notice issued pursuant to clause (b) above shall state in detail Owner’s reasons for rejecting such Final Completion Certificate. If Final Completion has not been achieved and Owner delivers the notice under clause (b) above, Company promptly shall take such action, including the performance of additional Work, so as to achieve Final Completion. Upon completing such actions, Company shall issue a new Final Completion Certificate for consideration by Owner. Such procedure shall be repeated as necessary until Final Completion is achieved. If Owner fails to respond within ten (10) Business Days after Owner receives the Final Completion Certificate provided by Company, Company will provide notice to Owner of such failure to respond and, if Owner fails to respond within ten (10) Business Days of such notice of failure, Final Completion shall be deemed to have been achieved, provided such deemed Final Completion shall not relieve Company from (and shall not waive any right of Owner with respect to) any of Company’s obligations hereunder, including (notwithstanding the foregoing) Company’s obligations to achieve Final Completion. For all purposes of this Agreement, the date of achievement of Final Completion shall be the date of the Final Completion Certificate that is ultimately accepted by Owner or, if applicable, deemed approved by Owner. Any disagreement about the achievement of Final Completion is subject to the dispute resolution process in Article XV.

ARTICLE IV
OWNER RESPONSIBILITIES

In addition to Owner’s other duties and responsibilities under and pursuant to this Agreement, Owner shall have the following general obligations and responsibilities:

4.1    Project Site Access. As required by the Project Schedule, Owner shall provide access to the Project Site to Company, Subcontractors and their respective Personnel as necessary to perform the Work, provided that nothing in this Section 4.1 shall require that Owner construct additional access roads, entrances, or other access ways, which shall be the responsibility of Company pursuant to Section 2.12.3. In no event will any DOE personnel be granted access to the Project Site after Substantial Completion without the express written consent of Owner, which may be withheld in Owner’s sole discretion.

4.2    Permits. Owner shall, with Company’s reasonable assistance, timely obtain and maintain (or cause Owner to obtain and maintain) all Owner Permits, copies of which shall be delivered to Company. In addition, Owner shall execute such applications as Company may reasonably request in connection with obtaining any Company Permits to the extent such Company Permits cannot be executed by Company.

4.3    Owner-provided Equipment. Owner shall deliver, or arrange for the delivery of, the Owner-provided Equipment, if any, in accordance with the Project Schedule set forth in Exhibit C-1.2. Owner may, at Owner’s sole discretion, accelerate the delivery of Owner-provided Equipment upon written request and acceptance by the Company.

4.4    Owner’s Project Manager. Owner shall notify Company of its selection of the Owner’s Project Manager. Owner may change the Owner’s Project Manager upon providing written notice of the same to Company. Owner’s Project Manager shall have the responsibility, authority and supervisory power of Owner for all matters relating to the administration of this Agreement; provided, however, that the Company acknowledges that Owner’s Project Manager shall not be authorized to (a) amend, terminate, or assign the terms and conditions of this Agreement, or (b) execute a Change Order, and that any of the actions described in clauses (a) and (b) above require the signature of an officer of Owner. Except as set forth in clauses (a) and (b) above, the Owner’s Project Manager shall be authorized to act for and bind Owner for all purposes under this Agreement.

4.5    Use of the Project. Owner represents and warrants to Company that no Vice President of Owner’s Affiliate, Woodside Energy Limited, nor any individual more senior than the Vice Presidents in Woodside Energy Limited’s organizational structure, intends to use the Project as a commercial, profit generating asset, including the connection of the Project to the grid for the sale of power, or to generate any research income. On the Final Completion Date, Owner shall provide an executed letter to Company to confirm that the representations and warranties contained in this Section 4.5 remain current as of the date of such letter. Such letter shall be in the form attached hereto as Exhibit J.

ARTICLE V
CONTRACT PRICE

5.1    Contract Price.

5.1.1    As full consideration to Company for the complete performance of the Work and Company’s other covenants in this Agreement, Owner agrees to reimburse Company for Reimbursable Costs up to the Contract Price pursuant to the payments set forth in Section 5.2 (inclusive of sales or use tax and other similar local, state and federal taxes). Any costs or expenses of any kind incurred by Company, Subcontractor(s), or other suppliers in excess of the Contract Price shall be paid by such Company, Subcontractor(s), or suppliers without reimbursement by Owner except to the extent expressly set forth in any Change made in accordance with a Change Order entered into as provided in this Agreement.

5.1.2    Except with respect to any additions or deductions relating to authorized Change Orders issued in accordance with Article X, the Contract Price shall not be increased or decreased for any reason under this Agreement.

5.1.3    The Contract Price includes payment for all equipment, materials, labor, and services relating to Company’s performance of its obligations under this Agreement and the Work (including all Work, materials, equipment, and services provided by Subcontractors), and includes sales or use taxes and all other applicable federal, state, and local taxes or licenses, in each case, that are imposed on or with respect to any such equipment, materials, labor, and services or otherwise arising out of Company’s performance of the Work (collectively, “Services Taxes”), shipping charges and insurance, and all duties, fees, and royalties imposed with respect to any equipment, materials, labor, or services with respect to the Work. Company must use all commercially reasonable endeavors to reduce Services Taxes where possible including shipping charges and insurance, and all duties, fees, and royalties imposed with respect to any equipment, materials, labor, or services with respect to the Work. Notwithstanding the foregoing, Company will not be liable for (i) any property or ad valorem Taxes imposed on the Project and (ii) any federal, state, or local income or gross receipts, taxes or duties, fees, or royalties with respect to Owner’s income or revenue from the Project (collectively, “Owner Taxes”).

5.2    Payment of Contract Price. Company shall be reimbursed for the Reimbursable Costs in accordance with the Milestone Payment Schedule. The Milestone Payment Schedule sets forth the portion of the Contract Price to be paid by Owner to Company as Key Milestones are completed as well as the Monthly Progress Payments.

5.3    Invoicing and Payments.

5.3.1    Contractor shall submit to Owner a request for payment in the form set forth in Exhibit B-1 (each, a “Request for Payment”) on or before the fifth (5th) Business Day of each month for the payment of associated with each key Milestone completed during the previous month and the Monthly Progress Payment associated with such month.

5.3.2    After a Request for Payment has been finalized pursuant to the procedures set forth in this Section 5.3, and provided Company has complied with its obligations set forth in Section 5.8.1, Owner shall pay such applicable undisputed portion of Company’s Request for Payment within twenty one (21) days after the Owner received the Request for Payment (the “Due Date”). Subject to a grace period of ten (10) Business Days, if Owner has not paid Company the payment due pursuant to this Section 5.3, the unpaid undisputed amount (or any unpaid undisputed portion thereof) shall accrue interest at a rate equal to 3% over the per annum rate of interest from time to time published in The Wall Street Journal under “Money Rates” as the prime lending rate, but not to exceed the maximum rate permitted by Applicable Law until such amount is paid or this Agreement has been terminated. Disputed amounts will be resolved pursuant to Article XV.

5.3.3    Each Request for Payment shall include: (a) an invoice, (b) the Progress Report detailing the current progress of the Work in relation to the Project Schedule and which Key Milestones on the Project Schedule were completed for during the month prior to the month in which the Request for Payment is being issued, (c) reasonably documented evidence of achievement of each such Key Milestone for which payment is sought and required to be achieved prior to such payment and (d) executed Lien Waivers and Releases as required by Section 5.8 below.

5.4    Deductions from Payments. Notwithstanding any other provision to the contrary contained herein, Owner may withhold and shall have no obligation to make payments to Company hereunder, and Owner may decide not to certify payment or may nullify the whole or a part of a certification for payment made pursuant to a previous Request for Payment, to such extent as may be reasonably necessary to protect Owner from loss because of or to the extent Owner or the Project is harmed or damaged by (a) Defects in the Work until remedied; (b) third-party claims threatened or filed against Owner because of the acts or omissions of Company; (c) Liens filed that Company is required to discharge under Section 5.8 (that have not been bonded off as described in Section 5.8); (d) Company or Subcontractor Liens that Company is required to waive and release pursuant to Section 5.8.1 (that have not been waived and released as described therein); (e) failure of Company to make undisputed payments when due to Subcontractors; (f) damage to Owner or another contractor, including damage to the property of Owner or any of its Affiliates, or to any other Person that may claim against Owner, in each case to the extent the costs of such damages are not covered by insurance maintained hereunder; (g) damages caused by Company or its Personnel; (h) Company’s failure to deliver a recovery plan as set forth in Section 3.1.3 or the failure of Company to diligently proceed with the recovery plan; (i) a Company Event of Default or breach of this Agreement that has occurred or Owner has a claim against Company arising out of or relating the Work; or (j) Company’s inability to achieve Substantial Completion before the Guaranteed Substantial Completion Date, as reasonably determined by Owner in good faith. Company shall not have any rights of termination or suspension hereunder as a result of Owner’s exercise or attempted exercise of its rights under this Section 5.4. Owner shall release payments withheld pursuant to this Section 5.4 within fifteen (15) Days from the date when Company cures all such events or breaches to the reasonable satisfaction of Owner and Company has notified Owner of the same.

5.5    Final Reimbursable Costs. Within thirty (30) Days following the Final Completion Date, Company will submit to Owner a final accounting of the total Reimbursable

Costs permitted by the DOE after its audit of Reimbursable Costs (such total amount, the “Final Reimbursable Costs”), along with supporting documentation as may be requested by Owner.

5.6    Final Payment. Within thirty (30) Days following Final Completion of the Work, Company shall submit to Owner a final Request for Payment (the “Final Payment”) for payment equal to: (i) the amount due and payable with respect to such achievement and any other withheld funds then due Company minus (ii) the amount, if any, by which the Contract Price exceeds the Owner’s Share. Company shall also submit an executed conditional final Lien Waiver and Release from Company in the form of Exhibit M-3 and Exhibit M-4 (as applicable) and an executed conditional final Lien Waiver and Release from each Subcontractor performing the Work in such form as may be requested by Owner to establish the payment or discharge by Company of Company’s obligations hereunder or to third parties in connection with the performance and Final Completion of the Work. Except as provided in Section 5.4, if the Final Payment is a positive number, Owner shall make the Final Payment to Company within thirty (30) days after the last of all of the following to occur: (a) the delivery to Owner of the Request for Payment for the Final Payment; (b) the Work has been completed and Final Completion has been approved by Owner; (c) evidence satisfactory to Owner that Company has satisfied all payrolls, taxes, liens, judgments, security interests, bills for materials and equipment, and all known indebtedness connected with Company’s and any Subcontractor’s Work; and (d) all warranties, operation and maintenance manuals, record drawings, and other close-out documents are received by Owner. If the Final Payment is a negative number, Company will pay the absolute value of the Final Payment to Owner within thirty (30) days.

5.7    Taxes. Company shall be responsible for and shall pay (or cause to be paid) all Taxes imposed upon its net income, all payroll and related Taxes of Company, all ad valorem or property Taxes imposed on Company’s Equipment, all export and import Taxes, customs duties and similar levies associated with the Work, and all Services Taxes applicable to the Work and materials. All other taxes, fees, levies, or other governmental charges of any kind that are Owner Taxes shall be the exclusive responsibility of Owner. Company agrees to indemnify, defend, and hold each Owner Indemnified Party harmless against all Taxes, penalties, and interest resulting from Company’s failure to remit properly Taxes, fees, levies, or other governmental charges for which Company is responsible under this Section 5.7. Owner agrees to indemnify, defend, and hold each Company Indemnified Party harmless against all Taxes, penalties, and interest resulting from Owner’s failure to remit properly Taxes, fees, levies, or other governmental charges for which Owner is responsible under this Section 5.7. Company will comply with all applicable taxation Law and requirements in the place or places where the Work is being performed. Company will comply with all Laws relating to the Taxes. Owner will withhold from payments to Company such amounts as are required to be withheld under the Laws of any country and remit such payment to the Governmental Authorities. Owner will not be liable for, and Company will have no claims against Owner in respect to, any sum of money that would otherwise be payable to Company under this Agreement and that Owner has withheld from payment to Company and paid in accordance with the provisions of any Applicable Law to the Person legally entitled to accept payment.

5.8    No Liens.

5.8.1    Simultaneously with the delivery of each Request for Payment, Company shall submit to Owner written and executed conditional Lien Waivers and Releases in the form of Exhibit M-1 and Exhibit M-2 (as applicable) duly executed by Company and all Subcontractors with respect to any Work that has been invoiced by such Subcontractors and paid by Company at least thirty (30) days prior to Company’s submission of such Request for Payment.

5.8.2    Provided that Owner has paid Company in accordance with the requirements of this Agreement, Company shall not directly or indirectly create, incur, assume, or suffer or permit to be created by it or any Subcontractor, employee, laborer, materialman, or other supplier of goods or services any Lien (other than, prior the Final Completion, the DOE Lien), and, to the extent that Owner has timely paid Company for Work performed hereunder, Company shall promptly pay or discharge and discharge of record, or bond, any such Lien or other charges that, if unpaid, might be or become a Lien.

5.8.3    If a Lien is filed, Company shall, at Company’s sole expense, discharge and cause to be released, whether by payment or posting of an appropriate surety bond in accordance with Applicable Laws, within thirty (30) Days after receipt of a written demand from Owner, any Lien (whether or not any such Lien is valid or enforceable, but excluding the DOE Lien prior to Final Completion) created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Company, any Subcontractor, or any other Person providing Personnel or materials within the scope of Company’s Work.

5.8.4    Upon the failure of Company to promptly discharge or cause to be released any Lien as required by this Section 5.8, within thirty (30) Days after notice to Company, Owner may, but shall not be obligated to, pay, discharge or obtain a surety bond for such Lien and, upon such payment, discharge or posting of surety bond therefor, shall be entitled to immediately recover from Company the amount thereof together with all expenses incurred by Owner in connection with such payment, discharge or posting, or set off all such amounts against any sums owed by Owner to Company.

5.8.5    Company shall notify Owner of the filing or threatened filing of any Lien promptly upon learning of the existence or filing or threatened filing of such Lien. Acceptance by Company of the Final Payment shall constitute a release by Company of Owner, its Affiliates, and every officer and agent thereof from all Liens, claims and liability hereunder with respect to any Work performed or furnished in connection with this Agreement, or for any act or omission of Owner or of any Person relating to or affecting this Agreement, except claims for which Company has delivered an Arbitration Notice to Owner. No payment by Owner shall be deemed a waiver by Owner of any obligation of Company under this Agreement.

5.9    Disputed Invoices. If there is any dispute about any amount invoiced by Company, the amount not in dispute shall be paid in accordance with the terms of this

Agreement. Any disputed amount shall be paid to the party to whom payment is due promptly following resolution of the dispute.

5.10    Set off. Owner may deduct and set off against any part of the balance of the Contract Price or any other amount due or to become due to Company under this Agreement any amounts that are due by Company to Owner in connection with this Agreement.

ARTICLE VI
TITLE AND RISK OF LOSS

6.1    Title to Work. Upon Substantial Completion, Company will transfer the fee interest in the Project Site and all improvements located thereon, including, without limitation, the Project and Equipment, to Owner in each case free and clear of all Liens except Permitted Liens and the DOE Lien (which shall be removed prior to Final Completion) pursuant to a recordable special warranty deed in customary form for the jurisdiction where the Project Site is located. Company shall deliver customary forms of affidavits, certificates and other documents necessary for the Title Company to issue the Title Policy, and the Company will cause the Title Company to issue such Title Policy, at the Company’s expense. Concurrent with Company’s transfer of the Project Site to Owner pursuant to this Section 6.1, Company shall obtain and deliver to Owner an unconditional waiver and release of mechanics lien with respect to all work performed and materials provided to such date in connection of the Project, such that affirmative mechanic lien coverage will be provided in the Title Policy with respect to all such work and materials. Within thirty (30) days after Final Completion, Company shall (i) deliver to Owner an As-Built Survey and (ii) cause the Title Company to issue an endorsement modifying the Title Policy to reference the As-Built Survey, provide affirmative coverage with respect to mechanic liens and to provide other appropriate updates.

6.2    Title to Company Deliverables. Notwithstanding anything to the contrary in this Article VI, title to Company Deliverables, specifications and like materials (including the contents of the Job Books) that are owned by Company shall be transferred to Owner upon Substantial Completion. In addition, Company grants to Owner an irrevocable, assignable, royalty free, non-exclusive, sublicensable license to use and reproduce such Company Deliverables, specifications and other design documentation to which Company does not have title but has the right to grant sub-licenses for the purpose of completing, repairing, operating, maintaining, rebuilding and expanding the Project. Owner shall have the right to assign the benefit of such license to a purchaser in connection with a transfer of the Project, or to any subsequent purchaser or assignee of same. Any such purchaser or assignee shall acquire such license subject to the same terms and restrictions as stated in this Section 6.2. Owner may retain the necessary number of copies of all such documents for purposes of construction, operation, maintenance and repair of the Project. Any costs to register such licenses in the United States shall be paid by Owner.

6.3    Risk of Loss. Notwithstanding passage of title as provided in Section 6.1, Company hereby assumes the risk of loss for the Work and Equipment from the date hereof, including: (a) all Work completed on or off the Project Site and (b) all Work in progress. If any loss, damage, theft or destruction occurs to the Equipment or the Work or other items, on or off the Project Site, for which Company has so assumed the risk of loss hereunder, Company shall, at the option of Owner and at Company’s cost, promptly repair or replace the property affected thereby. Risk of loss for the Work shall pass from the Company to Owner (excluding Company’s Equipment and other items to be removed by Company, which shall remain the responsibility of Company) upon the Substantial Completion Date, provided, however, Company shall continue to be responsible for claims, physical loss or damage to the Work to the extent resulting from Company’s or its Personnel’s negligent acts or omissions, and/or failure to comply with the requirements of this Agreement. Notwithstanding the foregoing, if Company is obligated by the terms of this Agreement to perform additional Work subsequent to the date of completion for such Work, Company shall bear the risk of loss and damage with respect to such Work until such additional Work is complete.

ARTICLE VII
WARRANTIES

7.1    Warranty Provisions.

7.1.1    Warranties.

(a)    As the “Warranty,” Company warrants to Owner that: (a) all Equipment and spare parts shall be new, good quality, unused and undamaged when installed; (b) all Equipment, spare parts and all Work and workmanship and installation services performed as part of the Work shall (i) be free from Defects, (ii) conform to the Specifications; and (iii) be suitable for Owner’s use in the Project as a solar-powered electrical generation facility; (c) the services comprising the Work will be performed in accordance with the Specifications and with Company’s best skill and judgment in a good and workmanlike manner; and (d) none of the Work and other services rendered by or through Company hereunder, or the use of the Work by Owner, nor any license granted hereunder, infringes, violates or constitutes a misappropriation of any Intellectual Property Rights.

7.1.2    Period for Warranties; Extensions. The Warranty shall commence on the Final Completion Date and shall continue for a period of two (2) years after the Final Completion Date (the “Warranty Period”). Notwithstanding anything to the contrary, if any component of the Work is repaired or replaced pursuant to the Warranty Service, then the Warranty Period with respect to such component shall be continued for a period that is the longer of (a) the remainder of the original Warranty Period and (b) one (1) year from the date of completion of the Warranty Services. On or prior to the Final Completion Date, any unexpired Manufacturer Warranties relating to the Work or the Equipment shall be assigned to Owner (and Company will promptly execute such documents as may be necessary to cause such assignment to occur).

7.1.3    Correction of Deficiencies. Upon any breach of any Warranty set forth in Section 7.1, Company shall cure such breach as promptly as practicable, pursuant to Section 7.2, upon being given written notice thereof (“Warranty Service”). Owner shall provide Company with reasonable access to the Project in order to perform Company’s obligation under this Article VII, and the Parties shall schedule such work as necessary so as to minimize disruptions to the operation of the Project. Company acknowledges that Owner shall have the right to operate and otherwise use the Equipment until such time as Owner deems prudent to suspend such operation or use in order to accommodate

Company’s Warranty Services. If Equipment has been placed in service, Company shall perform such Warranty Service as soon as Owner deems it prudent to remove the same from service for any Warranty Service by Company; provided that, notwithstanding anything to the contrary, if Owner has delivered a notice pursuant to Section 7.2 within the Warranty Period, Company’s obligation to perform the associated Warranty Work (if any) will be not be affected by the Warranty Period having lapsed before the Warranty Work could be performed and Company’s obligation to perform the associated Warranty Work will continue until Company has completed such Warranty Service. Company shall bear all costs and expenses directly associated with the Warranty Services, including all costs of labor and equipment and of any necessary disassembly, removal, replacement, transportation, reassembly, reinstallation, and retesting, as well as reworking, repair or replacement of such Work, and reassembly of structures, electrical work, machinery, Equipment, or any other obstruction as necessary to give access to the non-conforming item for correction, and for removal, repair and/or replacement of any damage to other work or property that arises from the breach of Warranty. Upon completion of Warranty Service, all Equipment shall be returned or restored to its proper condition (subject to normal wear and tear), including fit alignment, adjustment, operability and finish. If Company is obligated to repair, replace or renew any Equipment, item or portion of the Work hereunder, Company will undertake a technical analysis of the problem and correct the “root cause” unless Company can demonstrate to Owner’s reasonable satisfaction that there is no material risk of the reoccurrence of such problem. No correction or cure shall be considered complete until Owner (and at Owner’s election, Owner’s Engineer or Owner’s Project Manager) has reviewed and accepted such remedial work. So long as Company has been notified of a breach of Warranty prior to the end of the Warranty Period, the obligation of Company to provide Warranty Service to correct such noncompliance, Defect or breach of Warranty shall survive the expiration of the Warranty Period.

7.1.4    Conformance of Warranty Service to Warranty. Company warrants that all materials and services incorporated into the Work as part of any Warranty Service by Company or any Subcontractor, and repairs to and replacements of the Work pursuant to the Warranty Service, shall conform to the requirements of this Agreement and the Warranty. Company shall perform, at its cost and expense, such tests as Owner may reasonably request to verify that any correction, repair, replacement or re-performance of the Work pursuant to the Warranty Service complies with the requirements of the Warranty.

7.2    Delay. Company shall perform the Warranty Service as promptly as reasonably possible after being notified of the noncompliance by Owner, and in any event shall commence performance of the Warranty Service no later than five (5) Days after such notice. If, after notification of a Defect or breach of Warranty, Company delays past such date in commencing, or fails to continue performing or completing, Warranty Service with respect to such Defect or breach of Warranty, Owner may correct, or cause to be corrected, such Defect or breach of Warranty so that the Work and Equipment comply with the Warranty after giving Company one (1) Business Day written notice, and Company shall be liable for all reasonable direct costs, charges and expenses incurred by Owner in connection with the same and shall pay the same to Owner upon receipt of invoices from Owner with reasonable supporting documentation from Owner. Such correction of a Defect or breach of Warranty shall be deemed to be Warranty

Service performed by Company and the Warranty Period for such corrected Work shall be extended in accordance with Section 7.1.2. No correction of a Defect or breach of Warranty pursuant to this Section 7.2 shall void the Warranty.

7.3    Manufacturer and Subcontractor Warranties. Company shall enforce all Manufacturer Warranties and the Surviving Subcontractor Warranties through the Warranty Period, notwithstanding the assignment of such warranties to Owner on the Final Completion Date. Notwithstanding anything to the contrary in this Section 7.3, Owner agrees that Company shall be permitted to act as agent for and receive the benefit of such Manufacturer Warranties and Surviving Subcontractor Warranties to the extent necessary to administer the Warranty obligations hereunder including performance of any related work under the Warranty.

Upon Substantial Completion of the Work, Company shall provide to Owner copies of, and assign to Owner, any and all Subcontractors’ and sub-subcontractors’ warranties on any materials, Equipment or Work supplied by Subcontractor or a sub-subcontractor hereunder or any of the Work performed hereunder. Company shall provide reasonable assistance to Owner without cost to Company in connection with the enforcement by Owner of any sub-subcontractor warranty after such assignment.

7.4    Proprietary Rights. Notwithstanding any provision herein to the contrary, if Owner or Company is prevented from completing the Work (or any part thereof) in accordance with this Agreement or if Owner is prevented from the use, operation, repair, maintenance, alteration, expansion (other than related to the foundations for expansion of the Project), rebuilding or enjoyment of the Project (or any part thereof) as a result of a claim, action or proceeding by any Person for unauthorized disclosure, infringement or use of Intellectual Property Rights arising from Company’s performance (or that of its Subcontractors) under this Agreement or any Intellectual Property Right or Company Deliverable transferred or licensed to Owner hereunder, Company shall promptly, but in no event later than fifteen (15) Days from the date of any action or proceeding, take all actions necessary to remove such impediment, including (a) securing termination of the injunction and procuring for Owner, Owner’s designee or any of their assigns, as applicable, the right to use such materials, Equipment or Company Deliverable in connection with the completion, repair, use, enjoyment, operation, maintenance, alteration, rebuilding or expansion (other than related to the foundations for expansion of the Project) of the Project without obligation or liability; or (b) replacing such materials, Equipment, or Company Deliverable with a non-infringing equivalent, or modifying same to become non-infringing, all at Company’s sole expense, but subject to all the requirements of this Agreement.

7.5    NO IMPLIED WARRANTIES. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND COMPANY MAKES NO OTHER WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES OF CUSTOM OR USAGE. THERE ARE NO OTHER WARRANTIES, AGREEMENTS, ORAL OR WRITTEN, OR UNDERSTANDINGS WHICH EXTEND BEYOND THOSE SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE WARRANTED WORK, MATERIALS AND EQUIPMENT. The foregoing sentence does not disclaim any other obligations of Company set forth herein.

7.6    Survival of Warranties. The provisions of this Article VII shall survive the expiration or termination of this Agreement with respect to portions of the Work that have been completed prior to termination.

7.7    Limitations. The Warranty does not extend to (a) damage or Defect caused by Owner’s failure to use and maintain any Equipment or the Work in compliance with the applicable Operating Manuals, (3) the use of parts by Owner in the repair or maintenance of any Equipment are not in compliance with the applicable Operating Manuals, or (4) any modification made to the Work by Owner or Other Owner Contractors not authorized by the terms of this Agreement (other than Company and Subcontractors); or (b) normal operating consumables or items that require replacement due to normal wear and tear or casualty loss (other than as a result of a failure under the Warranty). Notwithstanding any condition on or exclusion from the validity or effectiveness of the Warranty, in no event shall any such warranty condition, limitation, or exclusion apply to any Work or other action (or any failure to act where a duty or obligation to act is imposed by this Agreement) by Company (or any of its Personnel or Subcontractors or their Personnel), or to any action or failure to act by Owner (or any Other Owner Contractors) acting under the supervision or at the instruction of Company (or any of its Personnel or Subcontractors or their Personnel), including in material conformance or compliance with the Operating Manuals.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.1    Company Representations. Company represents and warrants the following:

8.1.1    Organization. It is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and it is duly authorized and qualified to do business in the jurisdiction in which the Project is located and all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its ability to perform any of its obligations under this Agreement.

8.1.2    No Violation of Law; Litigation. It is not in violation of any Applicable Laws or Applicable Permits or judgments entered by any Government Authority, which violations, individually or in the aggregate, would affect its performance of any of its obligations under this Agreement. There are no legal, administrative or arbitration proceedings, actions, controversies, investigations, or other similar proceedings now pending or (to the best knowledge of Company) threatened against Company that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Company to perform any of its obligations under this Agreement and Company has not entered into any agreement with any Government Authority that would prohibit or hinder Company’s performance under this Agreement. Company does not know of any basis for any such proceedings, controversies, actions or investigations.

8.1.3    Licenses. It is the holder of all governmental consents, licenses, permissions and other authorizations and Permits required to operate and conduct its business now and as contemplated by this Agreement.

8.1.4    No Breach. None of the execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated, or compliance with the terms and provisions hereof and thereof conflicts with or will result in a violation or breach of the terms, conditions or provisions of, or require any consent under, the charter or by-laws of Company, any Applicable Laws, or any agreement, contract, indenture or other instrument to which Company is a party or by which it or its assets are bound or to which it or its assets are subject, or constitute a default under any such agreement or instrument.

8.1.5    Corporate Action. (a) It has all necessary power and authority to conduct its business, own its properties and execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance by Company of this Agreement have been duly authorized by all requisite limited liability company action; and (c) this Agreement has been duly and validly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

8.1.6    Experience. It has, by itself and through its Subcontractors, full experience and proper qualifications to perform the Work, including constructing the Project and installing the related Equipment.

8.1.7    Intellectual Property. It owns or has the right to use all Intellectual Property Rights necessary to perform the Work without conflict with the rights of others.

8.1.8    Solvency. It is financially solvent, able to pay its debts as they mature, and possesses sufficient working capital to complete its obligations under this Agreement.

8.2    Owner Representations. Owner represents and warrants that:

8.2.1    Organization. It is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and it is duly authorized and qualified to do business in the jurisdiction in which the Project is located and all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its ability to perform any of its obligations under this Agreement.

8.2.2    No Breach. None of the execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated, or compliance with the terms and provisions hereof and thereof conflicts with or will result in a violation or breach of the terms, conditions or provisions of, or require any consent under, the limited liability company agreement of Owner, or any Applicable Laws, or any agreement, contract, indenture or other instrument to which Owner is a party or by which it or its assets are bound or to which it or its assets are subject, or constitute a default under any such agreement or instrument.

8.2.3    Corporate Action. It has all necessary power and authority to conduct its business, own its properties and execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Owner of this Agreement have been duly authorized by all requisite limited liability company action; and this Agreement has been duly and validly executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

ARTICLE IX
FORCE MAJEURE; OWNER-CAUSED DELAYS

9.1    Force Majeure.

9.1.1    Notice. If a Party believes that an event constituting a Force Majeure Event has occurred that has or will prevent or delay the performance of its obligations under the Agreement, such Party shall give the other Party prompt written or electronic notice describing the alleged Force Majeure Event within two (2) Days following the date of such event (the “Force Majeure Notice”). The Force Majeure Notice shall be given to the other Party and its on-site manager or supervisor. Within five (5) Days after the Force Majeure Notice, the Party claiming a Force Majeure Event shall: (a) specify the length of the delay occasioned by, and the additional costs incurred by reason of, such Force Majeure Event; (b) describe the particulars of the cause and nature of the Force Majeure Event; (c) provide evidence of the occurrence of such Force Majeure Event; and (d) provide its plans for the remedy of the Force Majeure Event. At all times after the Force Majeure Notice, the affected Party shall continue to furnish weekly reports with respect thereto during the continuation of the Force Majeure Event notifying the other Party of (i) the steps which have been taken to remedy the Force Majeure Event and (ii) the expected remaining duration of its inability to perform hereunder.

9.1.2    Excuse of Non-Performance. So long as the conditions set forth in this Section 9.1.2 are satisfied, except with regard to payment obligations, neither Party shall be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement to the extent that such failure has been caused by one or more Force Majeure Events or its effects; provided that in such event:

(a)    any liability of either Party which arose before the occurrence of the Force Majeure Event causing the suspension of performance shall not be excused as a result of the occurrence;

(b)    the affected Party shall continually exercise all commercially reasonable efforts to alleviate and mitigate the cause and effect of such Force Majeure Event, remedy its inability to perform, and limit damages to the other Party;

(c)    the affected Party shall use all reasonable efforts to continue to perform its obligations hereunder and to correct or cure the event or condition excusing performance; and

(d)    when the affected Party is able to resume performance of the affected obligations under this Agreement, that Party shall give the other Party written notice to that effect, and the affected Party promptly shall resume performance under this Agreement.

9.1.3    Burden of Proof. The burden of proof as to whether a Force Majeure Event has occurred and whether the Force Majeure Event excuses a Party from performance under this Section 9.1 shall be upon the Party claiming such Force Majeure Event.

9.2    Owner-Caused Delay.

9.2.1    Notice. Within seven (7) Days after the date that the event that Company believes is or may be an Owner-Caused Delay has occurred, Company shall give Owner written notice (a) providing evidence of the occurrence of such delay, (b) describing the particulars of the cause and nature of such delay, and (c) specifying the length of the delay occasioned by, and the additional costs incurred by reason of, such delay. Notwithstanding anything to the contrary in this Agreement, if Company fails to notify Owner of the occurrence of any Owner-Caused Delay within fourteen (14) Days after the date that the Owner-Caused Delay occurred, Company will be deemed to have waived any rights or remedies it may have with respect to such Owner Caused Delay.

9.2.2    Excuse of Non-Performance. So long as the requirements and conditions set forth in this Section 9.2 are satisfied, Company shall not be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in completing the Work in accordance with the Project Schedule or achieving any Key Milestone to the extent that such failure has been solely caused by one or more Owner-Caused Delays, provided that: (a) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Owner-Caused Delay; and (b) Company provides all assistance reasonably requested by Owner, at Owner’s cost, for the elimination or mitigation of the Owner-Caused Delay.

9.2.3    Nature of Owner-Caused Delay. Without limiting the definition of Owner-Caused Delays, but notwithstanding anything else in this Agreement to the contrary, in any case where this Agreement states that Owner “shall cause” the Other Owner Contractors to take or not to take a certain action, the Parties agree that if Owner fails to meet that obligation, such failure shall exclusively constitute an Owner-Caused Delay and shall not constitute an Owner Event of Default, and Company’s sole and exclusive remedies as a result thereof will be as set forth in this Section 9.2 and Section 10.5.1(b).

9.2.4    Failure to Meet Notice to Proceed Deadline. Notwithstanding anything herein to the contrary, to the extent that Owner fails to issue the Notice to Proceed on or before the Notice to Proceed Deadline such failure shall be deemed (a) an Owner-Caused Delay whether or not Company has delivered any required notice hereunder and as a result (b) the Project Schedule shall be extended on a day for day basis in an amount equal to the number of days from the Notice to Proceed Deadline to the date upon which the Notice to Proceed is finally issued.

ARTICLE X
CHANGES

10.1    Changes. There shall be no change to the Work, the Contract Price or the Project Schedule except to the extent provided in a written Change Order signed by Owner and Company stating their mutual agreement upon all of the following: (a) a change in the Work, if any; (b) the amount of the adjustment in the Contract Price, if any; and/or (c) the extent of the adjustment in the Project Schedule, if any (any of the foregoing, a “Change”). Company acknowledges and agrees that Owner may be required to disclose any information in connection with a Change Order proposed under this Agreement to Owner’s Engineer.

10.2    Changes at Owner’s Request.

10.2.1    Owner may, from time to time, without invalidating this Agreement, order or approve by notification in writing (a “Change Order Request”) to Company (a) Changes in all or a portion of the Work, including any of the changes to the Work set forth in Exhibit K-3 (“Predetermined Change Items”) and/or (b) acceleration of the Work to recover from delays caused by a Force Majeure Event, an Owner-Caused Delay or suspension of the Work by Owner in accordance with Section 13.7. Company shall reasonably review and consider any request from Owner for such a Change and shall make a written response thereto within seven (7) Days after receiving such request. If Company believes that giving effect to any Change so requested by Owner will increase or decrease its cost of performing the Work, shorten or lengthen the time needed for completion of the Work, or require a modification of any other provisions of this Agreement, its response to the Change Order Request shall set forth such Changes (including any amendments to this Agreement) that Company deems necessary as a result of the requested Change and its justification therefor. If Owner accepts the Changes requested by Company to implement the Change Order Request (together with any amendments to this Agreement specified therein) or if the Parties agree upon a modification of such requested Changes, the Parties shall set forth the agreed upon Change in the Work and agreed upon amendments to this Agreement, if any, in a Change Order. Each Change Order shall constitute a final settlement of all items covered therein, including any compensation for impact on, or delay or acceleration in, performing the Work. If the Parties do not agree upon all terms of the Change Order, Company shall, at Owner’s discretion, proceed with such Work, and such matter shall be referred to the Change Order Dispute Engineer mutually selected by both parties for full and final resolution of the matter within ten (10) Business Days from the applicable date of referral. Each Party shall pay fifty percent (50%) of the fees and expenses of the Change Order Dispute Engineer; provided that if the Change Order Dispute Engineer resolves the dispute completely in favor of one of the Parties without deviation from that Party’s position, then that Party shall not be required to pay any fees or expenses of the Change Order Dispute Engineer and the other Party shall pay one hundred percent (100%) of the fees and expenses of the Change Order Dispute Engineer with respect to that particular dispute (including reimbursement to the prevailing party of any such fees and expenses previously paid by the prevailing party). If Company fails to respond to Owner’s Change Order Request within fourteen (14) Days after receiving such request, Company will be deemed to have agreed to such Change Order Request with no adjustment to the Contract Price or the Project Schedule.

10.2.2    Notwithstanding the provisions of Section 10.2.1, if Owner issues a Change Order Request for a Predetermined Change Item, Company shall execute a Change Order with Owner agreeing to reduce the Contract Price in the amounts for such Predetermined Change Item set forth in Exhibit K-3.

10.3    No Unapproved Changes. Company shall not perform any Changes to the Work until Owner has approved in writing the proposed adjustments. If Owner does not approve the proposed adjustments and Company and Owner are unable mutually to agree upon alternative adjustments, Owner may by written notice to Company cancel the Change. Upon receiving from Owner a written approval or written authorization to perform, Company shall diligently perform the Change in accordance with and subject to all of the terms of this Agreement. Company shall not suspend, in whole or in part, performance of this Agreement during any dispute over any Change Order unless directed to do so by Owner, and if directed to proceed with a Change or disputed item pending review and agreement upon adjustments, Company shall (without waiving any rights with respect to such Change or disputed item) do so. Once a dispute over a Change Order has been resolved, the Parties shall adjust the Contract Price and Project Schedule pursuant to such resolution. Following such resolution, Owner may offset against payment of the Contract Price pursuant to Section 5.10 any amounts paid to Company for any additional Work pursuant to the last sentence of Section 10.2.1 in excess of the amount due to Company for such additional Work in accordance to the resolution of the dispute.

10.4    Changes Initiated by Company. Company will issue to Owner a Change Order Request within seven (7) Days after Company becomes aware of or should have become aware of any circumstances which Company has reason to believe may necessitate a Change. Owner shall respond to such Change Order Request within a reasonable time, not to exceed ten (10) days, after receipt thereof. All Change Order Requests shall include documentation sufficient to enable Owner to determine: (a) the factors necessitating the possibility of a Change; (b) the impact that the Change is likely to have on the Contract Price; (c) the impact that the Change is likely to have on the timely achievement of the activities set forth in the Project Schedule (including the Guaranteed Completion Dates); and (d) such other information which Owner may request in connection with such Change. Except as provided in Section 10.5, Owner shall not be obligated to issue a Change Order pursuant to a Change Order Request. Notwithstanding anything to the contrary in this Agreement, if Company fails to issue a Change Order Request within fourteen (14) Days after Company becomes aware of or should have become aware of any circumstances which Company has reason to believe may necessitate a Change, Company will be deemed to have waived its right to any such Change Order Request.

10.5    Required Change Orders.

10.5.1    Company Right to Change Orders. Provided that Company has used all reasonable efforts to avoid and mitigate any potential delays to the Project Schedule and/or increased Direct Costs or indirect costs resulting from such events, including seeking recovery under Company’s insurance policies covering damage to tools and equipment, if applicable, Company will, to the extent described in Sections 10.5.2 and 10.5.3, be entitled to receive Change Orders to the extent necessary to overcome any events described in this Section 10.5.1. If the Parties do not agree upon all that Company is entitled to receive a requested Change Order, Company shall, at Owner’s discretion, proceed with such Work, and such matter shall be referred to the Change Order Dispute Engineer mutually selected by both parties for full and final resolution of the matter within ten (10) Business Days from the applicable date of referral. Each Party shall pay fifty percent (50%) of the fees and expenses of the Change Order Dispute Engineer; provided that if the Change Order Dispute Engineer resolves the dispute completely in favor of one of the Parties without deviation from that Party’s position, then that Party shall not be required to pay any fees or expenses of the Change Order Dispute Engineer and the other Party shall pay one hundred percent (100%) of the fees and expenses of the Change Order Dispute Engineer with respect to that particular dispute (including reimbursement to the prevailing party of any such fees and expenses previously paid by the prevailing party).

(a)    Change Order Due to Force Majeure Event. Subject to this Section 10.5.1 and Section 9.1 and Company meeting the requirements therein, (i) if and to the extent that a Force Majeure Event causes Company to suffer a delay in its performance of the Work, Owner shall issue a Change Order extending the Project Schedule to the extent required under Section 10.5.2, and (ii) if and to the extent that such Force Majeure Event increases Company’s Direct Costs in performing the Work, Owner shall, via Change Order, increase the Contract Price to the extent required under Section 10.5.3; provided that in no event will any Force Majeure Event arising out of or connected to the COVID-19 pandemic, including any variants related to or arising from the COVID-19 virus, result in a change to the Contract Price.

(b)    Change Order Due to Owner-Caused Delay. Subject to this Section 10.5.1 and Section 9.2 and Company meeting the requirements therein, (i) if and to the extent that an Owner-Caused Delay causes Company to suffer a delay in its performance of the Work, Owner shall issue a Change Order extending the Project Schedule to the extent required under Section 10.5.2, and (ii) if and to the extent that such Owner-Caused Delay increases Company’s Direct Costs in performing the Work, Owner shall, via Change Order, increase the Contract Price to the extent required under Section 10.5.3.

(c)    Change Order Due to Project Site Approval. Subject to this Section 10.5.1 and Section 2.12.1, if an alternate Project Site is selected pursuant to Section 2.12.1 and such selection causes Company to suffer a Delay in its performance of the Work, Owner shall issue a Change Order extending the Project Schedule to the extent required under Section 10.5.2; provided that in no event will selection of an alternate Project Site pursuant to Section 2.12.1 result in a change to the Contract Price.

(d)    Change Order Due to Unforeseen Site Condition. Subject to this Section 10.5.1 and Section 2.12.4, including the notice requirement therein, if and to the extent that an Unforeseen Site Condition causes Company to suffer a Delay in its performance of the Work, Owner shall issue a Change Order extending the Project Schedule to the extent required under Section 10.5.2; provided that in no event will any Unforeseen Site Condition result in a change to the Contract Price.

(e)    Change Order Due to Pre-Existing Hazardous Material. Subject to this Section 10.5.1, if and to the extent that (i) Company has provided Owner with all Project Site Diligence Materials as required by Section 2.12.1, (ii) Company discovers any Pre-Existing Hazardous Material that has been stored, Released or disposed on, at, or from the Project Site, (iii) Company is not responsible for the remediation of such Pre-Existing Hazardous Material pursuant to Section 2.15.2(b)(i), and (iv) Company stops performance of the Work in that area and takes all necessary and desirable actions to clean up and remediate fully such Pre-Existing Hazardous Material to the reasonable satisfaction of Owner, as required under Section 2.15.2(c), then, once the Work is re-commenced, Owner shall issue a Change Order extending the Project Schedule to the extent required under Section 10.5.2 and Section 10.5.3; provided that, notwithstanding anything to the contrary herein, any change to the Contract Price for a Change Order issued pursuant to this 10.5.1(e) and Section 10.5.3 will be for 50% of the Direct Costs associated with the remediation of such Pre-Existing Hazardous Materials. Notwithstanding the foregoing, Owner shall not be required to issue any Change Order to the extent that the actions or inaction of Company relating to the storage, Release or disposal of such Hazardous Material results in an obligation of Company to indemnify Owner pursuant to Article XII hereunder.

10.5.2    Changes Involving Schedule Extensions. To the extent that Company reasonably demonstrates that an event necessitating a Change as described in Section 10.5.1 will delay Company in performing the applicable Work by a Guaranteed Completion Date despite Company’s use of reasonable efforts to mitigate and avoid any such delay, Owner shall issue a Change Order extending the Project Schedule on an equitable basis as determined by the facts and circumstances surrounding such event and the effect on timing of the Work, including the time of year, the stage of the Work and the duration of the event, to enable Company to remedy the effect on Company’s ability to perform the Work including achievement of the applicable Key Milestone(s) demonstrated by Company as being required solely as a result of the event (or combination of events) as described in Section 10.5.1 necessitating the Change. Company’s demonstration of the impact on the progress of the Work must be made on a basis that analyzes the actual impacts of the given event on the then-current schedule for completion of the Work. In no event will Company be entitled to an extension of time under this Section 10.5.2 to the extent that the performance of the Work for which the extension is sought would have been suspended, delayed or interrupted by the concurrent fault, actions or omissions of Company or Subcontractors.

10.5.3    Changes to the Contract Price.

(a)    Except as set forth in Section 10.5.3(b), unless the Parties agree otherwise in writing, any Change Order required to be issued to increase the Contract Price as a result of an event described in Section 10.5.1 will increase the Contract Price by an amount equal to the Direct Costs incurred by Company solely in connection with such event. Notwithstanding the foregoing, if Owner submits a Change Order Request pursuant to Section 10.2.1, the Contract Price adjustment, if any, shall be limited to the amount determined in accordance with Section 10.2.1 and shall not include any additional amounts for Company’s Direct Costs.

(b)    In no event will Company be entitled to payment for any costs hereunder, including any Direct Costs, to the extent that such costs would have occurred, notwithstanding such event, due to the concurrent fault, actions or omissions of Company or its Subcontractors.

(c)    For purposes hereof, “Direct Costs” shall mean only the actual and reasonable out-of-pocket costs that are directly incurred by Company, and supported by documentation reasonably evidencing the amount and incurrence of such costs, as a result of the event giving rise to the Change Order for the following items: (i) compensation for Labor and Equipment utilized and in the direct employ of Company at the Project Site, at the rates as set forth in Company’s Rate Schedule; (ii) cost of materials and permanent equipment; (iii) payments properly made by Company to Subcontractors, service providers, consultants, and suppliers; (iv) rental charges of necessary machinery and equipment (but excluding hand tools) used at the Project Site; (v) Permit fees; and (vi) reasonable costs of mobilization and/or demobilization if the delay related to the event justifying the Change Order exceeds ten (10) continuous Days. Notwithstanding the foregoing, “Direct Costs” shall not include (A) salaries or other compensation (including costs of contributions, assessments, fringe benefits or taxes based on salaries or compensation) of Company’s Personnel at Company’s principal office and branch offices (except as provided in the previous sentence); (B) expenses of Company’s principal and branch offices; (C) Company’s profit, overhead or general expenses of any kind; (D) any replacement, repair or other costs or liabilities arising from any loss of or damage to any equipment, tools or other property owned or used by Company or its Subcontractors; (E) costs to correct or reperform any components of such Work as a result of the acts or omissions of Company or its Personnel; (F) any fines or penalties assessed against Company or its Personnel in connection with such Work that were assessed due to the fault of Company or its Personnel; (G) any costs or expenses other than those specifically set forth above as Direct Costs; or (H) any amounts paid to Affiliates of Company that exceed the fair market value for their services or materials. In the event that Owner believes that any cost is improperly included in the calculation of Direct Costs or that any cost included in the Direct Costs has been incorrectly determined, Owner may inform Company that it elects to submit such dispute to the Change Order Dispute Engineer for full and final resolution of the matter within five (5) Business Days from the applicable date of referral. Each Party shall pay fifty percent (50%) of the fees and expenses of the Change Order Dispute Engineer.

10.6    Taxes. The Parties acknowledge that the provisions of Section 5.7 will apply to any additional Work covered by any Change Order.

ARTICLE XI
INSURANCE

From the date of issuance of an LNTP or the Notice to Proceed (whichever earlier) through and including the Final Completion Date, except as otherwise specified, Company shall at its own expense procure and maintain, or cause to be procured and maintained, (a) the insurance coverages set forth in Exhibit N and (b) the insurance coverages required under the other Project Documents, in each case with one or more duly licensed insurance company(ies) meeting the requirements for the insurance provider thereunder and at a minimum rated A- VII or better, by Best’s Insurance Guide and Key Ratings, (or, if Best’s Insurance Guide and Key Ratings is no longer published, an equivalent rating by another nationally recognized insurance rating agency of similar standing) or other insurance companies of recognized responsibility. Nothing in this Article XI or in Exhibit N shall be construed as limiting the extent of Company’s responsibility under Article XII or otherwise.

If at any time the insurance to be provided by Company hereunder shall be reduced or cease to be maintained, then (without limiting the rights of the Owner hereunder in respect of any default that arises as a result of such failure), the Owner may if such default continues after ten (10) Business Days’ notice to Company, at its option maintain the insurance required hereby, and, in such event, Owner may withhold the cost of insurance premiums from any payments to Company.

Company shall require such liability and workers’ compensation/employer’s liability insurance of its Subcontractors who perform services at the Project as shall be reasonable and in accordance with Prudent Solar Industry Practices in relation to the Work or other items being provided by each such Subcontractor. Company remains fully responsible for all of its consultants and Subcontractor’s work, actions and performance of duties while on the Project Site, except as expressly provided otherwise in this Agreement.

ARTICLE XII
INDEMNIFICATION

12.1    Indemnities.

12.1.1    Company’s General Indemnity. Company shall release, defend, indemnify and hold harmless Owner and its subsidiaries and Affiliates, directors, officers, agents, employees, successors and assigns, and the owners of the real property comprising the Project Site (each of the foregoing, an “Owner Indemnified Party”) from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, fines, penalties, assessments, interest, causes of action, and expenses, including reasonable attorney’s fees (collectively, “Losses”), asserted against any Owner Indemnified Party to the extent and as a result of any and all of the following:

(a)    any third party suits, actions, losses, damages, injuries, liabilities, claims, demands, penalties, assessments, interests and causes of action, expenses (including reasonable attorney’s fees, of any character, type or description, including all reasonable expenses of litigation, court costs, and attorneys’ fees), for (i) bodily injury or death to any person, including employees of Company; or (ii) damage to any property, in each case to the extent (1) caused by the negligent acts or omissions of Company, its Subcontractors, agents or employees, which act or omissions arises out of or is connected with this Agreement, the Work or the transactions contemplated by this Agreement, but not to the extent caused by the negligent acts or omissions of Owner, its agents, employees or representatives, including but not limited to the Owner’s Engineer or Other Owner Contractors or (2) related to any access to the Project Site by DOE personnel or by any other Persons to the extent related to or arising in connection with any agreement between Company and DOE regardless of fault;

(b)    any claims by any Government Authority for any of Company’s income Taxes or any other Taxes for which Company is responsible pursuant to Section 5.7;

(c)    any pollution or contamination or any Release that may originate from sources in Company’s or its Subcontractors’ or any of their Personnel’s possession, use and control or caused by the negligence of Company, a Subcontractor or any of their Personnel, or anyone for whose acts such Person may be liable (including as a result of the negligent Release of Pre-Existing Hazardous Material, the negligent exacerbation of Pre-Existing Hazardous Material or the negligent removal or remediation of Pre-Existing Hazardous Material), including from Hazardous Material, industrial hazards, bilge, garbage, or the disposal at any location of any of the foregoing;

(d)    any Lien to the extent Owner has paid all amounts due hereunder as part of the Contract Price relating to the Work that is the subject of such Lien, created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Company or any Subcontractor or other Person providing Labor or materials in connection with the Work;

(e)    any claim, action or proceeding by any Person for unauthorized disclosure, infringement or use of any Intellectual Property Right arising from or related to (i) Company’s performance (or that of its Affiliates, a Subcontractor, and/or any of their Personnel) under this Agreement, (ii) the design, construction, use, operation or ownership of the Project (including the Equipment, Company Deliverables or any portion of any of them), or (iii) the use of any license granted hereunder. Without limiting the provisions of Section 7.4, if Owner is enjoined from completing the Project or any part thereof, or if Owner is enjoined from the use, operation or enjoyment of the Project or any part thereof, as a result of such claim or legal action or any litigation based thereon, Company shall, in addition to its indemnification obligations hereunder, promptly use commercially reasonable efforts to have such injunction removed at no cost to Owner. Company shall timely notify Owner in writing of any claims which Company may receive alleging infringement of patents or other proprietary rights that may affect Company’s performance of the Work;

(f)    any cancellation or invalidation of any insurance policy or part thereof procured under Article XI as a result of Company’s failure to comply with any of the requirements set forth in such policy or any other act by Company or any Subcontractor (but only to the extent that Company has actually received the terms of such insurance policy); or

(g)    any claims with respect to employer’s liability or worker’s compensation filed by any employee of Company or any of its Subcontractors, except to the extent caused by the negligent acts or omissions of Owner or Other Owner Contractors.

12.1.2    Owner’s Indemnity. Owner shall release, defend, indemnify and hold harmless Company and its Affiliates, and each of their respective directors, officers, agents, employees, successors and assigns (each of the foregoing, an “Company

Indemnified Parties”) from and against any and all Losses incurred by or asserted against any such Person to the extent and as a result of any and all of the following:

(a)    any claims for injury or death of any Person, including employees of Owner, Company or any Person employed by any of them for whose acts any of them may be liable, but only to the extent caused by Owner’s negligent acts or omissions;

(b)    any loss of or damage to property, but only to the extent caused by Owner’s negligent acts or omissions;

(c)    any claims by any Government Authority for any of Owner’s income Taxes or any other Taxes for which Owner is responsible pursuant to Section 5.7;

(d)    any Release of a Hazardous Material brought to the Project Site by Owner or Other Owner Contractors, except to the extent Company has an indemnification obligation with respect thereto pursuant to Section 12.1.1;

(e)    any cancellation or invalidation of any insurance policy or part thereof procured under Article XI as a result of Owner’s failure to comply with any of the requirements set forth in such policy or any other act by Owner, but only to the extent such insurance policy and the terms thereof have actually been received by Owner; or

(f)    any claims with respect to employer’s liability or worker’s compensation filed by any employee of Owner or Other Owner Contractors, but only to the extent caused by the acts or omissions of Owner.

12.2    Indemnification Procedure.

12.2.1    Notice of Proceedings. The Person claiming to be indemnified under the terms of this Article XII (the “Indemnified Person”) shall give the Party from which indemnification is sought (the “Indemnifying Party”) written notice of commencement of any legal action or of any claims against such Indemnified Person in respect of which indemnification will be sought, together with a copy of such claim, process or other legal pleading. Failure of the Indemnified Person to give such notice will not reduce or relieve the Indemnifying Party of liability hereunder unless and to the extent that the Indemnifying Party was precluded from defending such claim, action, suit or proceeding as a result of the failure of the Indemnified Person to give such notice. In any event, the failure to so notify shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Person otherwise than under this Article XII.

12.2.2    Conduct of Proceedings. Each Party and each other Indemnified Person shall have the right, but not the obligation, to contest, defend and litigate any claim, action, suit or proceeding alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof (including reasonable attorneys’ fees and expert witness fees) shall be subject to the said indemnity; provided that the Indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit or proceeding at its expense upon its giving written notice thereof to the Indemnified Person, and such Indemnifying

Party shall conduct with due diligence and in good faith the defense of any claim against such Indemnified Person, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Person shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall have charge and direction of the defense and settlement of such claim; provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Person may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) there exists a material conflict of interest between the Indemnifying Party and such Indemnified Person in the conduct of the defense of such claim, (b) the Indemnifying Party did not employ counsel to assume the defense of such claim within a reasonable time after notice of the commencement thereof or (c) the Indemnified Person reasonably concludes and specifically notifies the Indemnifying Party that there may be specific defenses available to it that are different from or additional to those available to the Indemnifying Party. In each such case, the Indemnifying Party shall not have the right to control the defense or settlement of such claim and the reasonable fees and expenses of counsel engaged by the Indemnified Person shall be at the expense of the Indemnifying Party. The amount of any indemnity payment made under Section 12.1 shall be reduced by the amount of all insurance proceeds received by the Indemnified Person in respect of the event giving rise to the right of indemnity under Section 12.1.

12.2.3    Contributory Negligence. If the joint, concurring, comparative or contributory fault or negligence of the Parties gives rise to damages for which the Parties are entitled to indemnification under this Article XII, then such damages shall be allocated between the Parties in proportion to their respective degrees of fault or negligence contributing to such damages.

12.2.4    Survival of Indemnities. The indemnities set forth in this Article XII shall survive the termination or expiration of this Agreement.

ARTICLE XIII
DEFAULT, TERMINATION AND SUSPENSION

13.1    Company Default.

13.1.1    Company Events of Default. The occurrence of any one or more of the following events shall constitute an event of default by Company hereunder (“Company Event of Default”):

(a)    any of the following occurs: (i) Company consents to the appointment of, or taking possession by, a receiver, trustee, custodian, or liquidator of itself or of a substantial part of its assets, or fails or admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors; (ii) Company files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency laws or an answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks relief by voluntary petition, answer or consent under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization, or winding up of corporations, or providing for an agreement, composition, extension, or adjustment with its creditors; (iii) a substantial part of Company’s assets is subject to the appointment of a receiver, trustee, liquidator, or custodian by court order, and such order remains in effect for more than thirty (30) Days; or (iv) Company is adjudged bankrupt or insolvent, has any property sequestered by court order, and such order remains in effect for more than thirty (30) Days, or has filed against it a petition under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within sixty (60) Days of such filing;

(b)    Company fails, for any reason, to make any other payment or payments required to be made to Owner under this Agreement within thirty (30) Days after receipt of written notice from Owner of Company’s failure to make such other payment or payments (except to the extent Company disputes such other payment or payments in good faith and in accordance with the terms of this Agreement);

(c)    Company fails to comply with any material provision of any Applicable Laws or Applicable Permits, the effects of which have not been cured to Owner’s reasonable satisfaction within ten (10) Business Days after notice from Owner, provided, if such failure to comply is not capable of being cured within ten (10) Business Days, Company shall not be in default so long as Company commences to cure within ten (10) Business Days and thereafter diligently proceeds to cure such breach in a manner reasonably satisfactory to Owner and such cure is complete not later than sixty (60) Days after Owner’s notice;

(d)    any of the following occurs: (i) Company fails to make payments when due to Subcontractors for Labor, materials or Equipment beyond applicable notice and cure periods, unless such payments are reasonably disputed by Company and any Liens relating to such disputed payments are satisfied or bonded off by Company or unless Owner has failed to make the corresponding payments required by this Agreement; or (ii) Company suspends performance of a material portion of the Work resulting in the Work not progressing substantially in accordance with the Project Schedule (other than as permitted under Article IX or pursuant to a Change Order); and in each instance as described in each of sub-clauses (i) and (ii) of this Section 13.1.1(d), the impacts of such condition remain unremedied for ten (10) Business Days following written notice thereof to Company;

(e)    any material breach by Company of any representation or warranty contained in Article VIII, the impacts of which have not been cured to Owner’s reasonable satisfaction within ten (10) Business Days after notice thereof to Company;

(f)    Company fails to: (i) provide a written recovery plan as required in Section 3.1.3; or (ii) implement the recovery plan in a diligent and timely manner, and such failure has not been cured within five (5) Business Days following written notice thereof to Company;

(g)    Company fails to achieve any Key Milestones within ninety (90) Days of the applicable deadline set forth in the Project Schedule;

(h)    Company fails to achieve Final Completion for more than ninety (90) Days past the Guaranteed Final Completion Date;

(i)    the dissolution of Company, except for the purpose of merger, consolidation or reorganization where (i) the successor expressly assumes Company’s obligations hereunder; (ii) such successor demonstrates, within ten (10) Business Days of the dissolution of Company to Owner’s reasonable satisfaction, that it is willing and able to fully perform Company’s obligations hereunder, (iii) such assumption of the obligations of Company does not materially, adversely affect Owner’s rights under this Agreement or the ability of the successor to perform Company’s obligations under this Agreement; and (iv) such successor provides all information and materials reasonably requested by Owner to demonstrate no such material adverse effect described in clause (iii) will occur.

(j)    the transfer or assignment by Company of (i) this Agreement or any of the rights and/or obligations of Company hereunder, except for an assignment that is expressly permitted hereunder, or (ii) all or a substantial portion of the assets or obligations of Company, except where the transferee is an Affiliate of Company and, within ten (10) Business Days of the transfer, expressly assumes the transferred obligations and such transfer does not materially, adversely affect the ability of Company or the transferee, as applicable, to perform its obligations under this Agreement;

(k)    any failure by Company to maintain the insurance coverages required of it in accordance with Article XI, the impacts of which have not been cured to Owner’s reasonable satisfaction within thirty (30) Business Days after notice from Owner; and

(l)    Company is in breach of any provision of this Agreement or has failed to perform its obligations under this Agreement (other than those breaches specified in Section 13.1.1(a) through (k)) and (i) such breach is not cured by Company within thirty (30) Days following notice thereof to Company, or (ii) if such breach is not capable of being cured within such thirty (30) Day period, Company (A) fails to commence to cure such breach within such thirty (30) Day period or (B) fails to thereafter diligently proceed to cure such breach in a manner reasonably satisfactory to Owner in its sole discretion or (C) fails to cure such breach in sixty (60) Days after Owner’s notice is delivered to Company.

13.1.2    Owner Termination for Cause. Upon the occurrence and during the continuation of any Company Event of Default hereunder, Owner, in addition to its right to pursue any other remedy given under this Agreement or now or hereafter existing at law or in equity or otherwise, shall have the right to terminate this Agreement by written notice to Company (an “Owner Termination for Cause”). An Owner Termination for Cause shall be effective upon delivery of Owner’s notice with respect thereto. In the event of any termination of the Agreement pursuant to this Section 13.1.2, Owner may, without prejudice to any other right or remedy it may have, at its option, finish the Work by whatever methods Owner may deem expedient that are consistent with Prudent Solar Industry Practices, including contracting with any other Person to complete the Work, and may undertake such expenditures as in Owner’s reasonable judgment will best accomplish the timely completion of the Work (including, where necessary, the entry into contract without prior solicitation of proposals). Without prejudice to the foregoing, Owner shall use reasonable efforts to mitigate the cost for completion of the Work. In such event Company shall not be entitled to receive any further payments under this Agreement except for payments for Work performed prior to such termination. As soon as practicable after final completion of the Work, Owner shall determine the Completion Cost. If the Completion Cost exceeds the unpaid portion of the Contract Price at the time of the termination of this Agreement, then Company shall pay to Owner the amount of such excess, within ten (10) days following receipt of Owner’s demand for such payment. Under such circumstances, Owner shall not be required to pay additional amounts to Company. However, if the Completion Cost is less than any remaining portion of the Contract Price due and owing to Company at the time of the termination of this Agreement, then no amount shall be due to Owner or Company except to the extent provided in the last sentence of this Section 13.1.2. “Completion Cost” means (a) all direct costs and expenses incurred by Owner to complete the Work including without limitation (i) costs to engage one or more substitute contractors to complete (or cure deficiencies in) the Work (ii) all overhead, legal, consultant, engineering, testing, and other professional fees and expenses, and (iii) all amounts under any of Company’s Subcontract(s) or other contractual agreement(s) that Owner elects to assume or have assigned to a replacement contractor and (b) all other direct costs, expenses and damages suffered by Owner as a result of the Company Event of Default and the Owner Termination for Cause including any termination and cancellation charges Owner is assessed by third parties resulting from Owner’s termination of Company. Any amount owed by Owner to Company for Work that was completed prior to termination shall be retained by Owner until after completion of the Work and applied by Owner to pay any amounts and damages owed by Company pursuant to this Section 13.1.2 or otherwise. Subject to the terms of this Agreement, any excess of the amount retained over the amount due to Owner under this Section 13.1.2 shall be remitted to Company within sixty (60) Days after the Final Completion Date.

13.1.3    Other Owner Remedies. Upon the occurrence and during the continuance of a Company Event of Default but prior to termination of this Agreement by Owner, Owner may, without prejudice to any of its other rights or remedies, (a) suspend performance of its obligations and duties hereunder upon written notice to the Company, (b) seek equitable relief to cause Company to take action or to refrain from taking action pursuant to this Agreement, or to make restitution of amounts improperly received under this Agreement, (c) make such payments or perform such obligations as are required to cure such Company Event of Default, and/or offset the cost of such payment or performance against payments otherwise due to Company under this Agreement.

13.2    Owner Default. Owner’s failure to pay to Company any required payment that is not in dispute when due, which failure continues for thirty (30) Days after written notice of such failure has been received by Owner from Company, shall constitute an event of default by Owner hereunder (an “Owner Event of Default”). Upon any Owner Event of Default, Company may suspend the Work. Company may terminate this Agreement thirty (30) Days after any Owner

Event of Default and after giving written notice thereof to Owner so long as the amount owed by Owner (other than any amount disputed in accordance with the terms of this Agreement) is not paid within such thirty (30)-day period (a “Company Termination for Cause”). In the event of a Company Termination for Cause, Company shall be entitled to recover an amount equal to the Termination Payment pursuant to Section 13.3. Unless Company terminates this Agreement pursuant to the foregoing provisions, Company shall not suspend or delay performance of the Work because of any Owner Event of Default. Company shall continue performance of the Work during any dispute over payment so long as Owner continues to pay all undisputed amounts. Other than as stated above, Company will have no right to terminate this Agreement, and Company acknowledges that its sole and exclusive remedies for any failure of Owner to comply with its obligations under this Agreement (other than nonpayment as described above) are limited to receipt of a Change Order as described in Section 10.5.

13.3    Termination Payment.

13.3.1    Termination Payments Due to Company. Upon a termination of this Agreement pursuant to Section 13.2 or Section 13.4 and subject to Owner’s rights under Sections 5.3 and 5.7, Company shall be entitled to a payment (the “Termination Payment”), which shall equal the sum of the following, without duplication: (a) that portion of the Contract Price that is applicable to Work performed in accordance with the terms of this Agreement up to the date of termination that has not previously been paid to Company (as determined below); (b) the expenses reasonably incurred by Company in withdrawing Company’s Equipment and Personnel from the Project Site and in otherwise demobilizing; (c) all direct costs reasonably incurred by Company in connection with such termination, including cancellation and deferment charges and material procurement costs; (d) the expenses reasonably incurred by Company in terminating contracts with Subcontractors pertaining to the Work (excluding fees of any Affiliates of Company), except to the extent Owner has instructed Company not to terminate such contracts, in which event such contract will be assigned to Owner, subject to Owner’s assumption of same and, if required pursuant to the applicable Subcontract, Owner’s adequate assurance to such Subcontractors regarding Owner’s ability to pay; (e) the cost for any Work performed after the notice of termination that is specifically authorized by Owner. Company shall use all reasonable, diligent efforts to mitigate the foregoing costs, including identifying and pursuing other uses for Equipment or supplies manufactured or obtained pursuant to this Agreement. Notwithstanding anything to the contrary, the Termination Payment shall not include any costs incurred by Company after the date of the event giving rise to such termination that Company reasonably could have mitigated.

13.3.2    Payment of Termination Payment. Company shall submit an invoice to Owner for the Termination Payment with supporting information and documentation of any fees or expenses claimed by Company pursuant to this Section 13.3. Upon review and agreement that such invoice is proper, Owner shall pay such invoice within thirty (30) Days after its receipt of same unless it disputes in good faith certain elements thereof, in which event only the undisputed portion of the Termination Payment need be made within such thirty (30) Day period. As a condition precedent to receiving any Termination Payment, Company shall comply with Section 13.5 in its entirety.

13.3.3    Company’s Sole Remedy. Payment of the Termination Payment shall be the sole and exclusive liability of Owner, and the sole and exclusive remedy of Company, with respect to termination of this Agreement under Section 13.2 or Section 13.4, and in such event, Owner shall have no further liability to Company notwithstanding the actual amount of damages that Company may have sustained, or any loss of anticipated profits for unperformed Work, in connection with such termination. Company waives any claims for damages, including loss of anticipated profits for uncompleted Work due to a termination by Owner pursuant to Section 13.2 or 13.4 and shall accept as its sole remedy the Termination Payment.

13.4    Owner Termination Without Cause. Owner may, for its convenience, terminate this Agreement after giving notice to Company in which event Company shall be entitled to be paid the Termination Payment under Section 13.3. As a condition to any termination by Owner pursuant to this Section 13.4 (an “Owner Termination Without Cause”), Owner must provide written notice to Company of the Owner Termination Without Cause at least three (3) Business Days prior to the effective date of such termination. If, at the date of termination under this Section 13.4, Company has properly performed services or purchased, prepared or fabricated off the Project Site any materials or Equipment for subsequent incorporation at the Project Site, Owner shall have the option of having such materials or Equipment delivered to the Project Site or to such other place as Owner shall reasonably direct.

13.5    Actions Required Following Termination.

13.5.1    Discontinuation of Work. Upon termination of this Agreement, Owner shall be immediately released from any and all obligations to Company (except for Owner’s obligation to pay any amount specified in Section 13.3, if applicable), Company immediately shall discontinue the Work and remove from the Project Site its Personnel, all Company’s Equipment, waste, rubbish and Hazardous Material brought onto the Project Site by Company or its Subcontractors or for which Company is otherwise responsible, and Owner shall be entitled to take exclusive possession of the Work, the Project Site, and any and all Equipment (including materials delivered or en route to the Project Site). Company immediately shall take such steps as are reasonably necessary to preserve and protect Work completed and in progress and to protect materials, Equipment and supplies at the Project Site, stored off-site, or in transit.

13.5.2    Cancellation and Transfer of Subcontracts and Other Rights. If requested by Owner in the event of termination of this Agreement, Company will make every reasonable effort to cancel existing Subcontracts upon terms satisfactory to Owner. Any payments to be made to a Subcontractor as a result of any such termination shall be paid by Company (subject to Section 13.3, in the event of a termination under Section 13.2 or 13.4). Company shall also, upon request by Owner in the event of termination of this Agreement by Owner, to the extent assignable, (a) irrevocably assign and deliver to Owner any and all Permits held by Company (and Permit applications in Company’s name) and all Subcontracts, purchase orders, bonds, warranties and options made by Company in performance of the Work (but in no event shall Owner be liable for any action or default of Company occurring prior to such delivery and assignment), (b) provide to Owner without charge a license to use all rights to patented, copyrighted, licensed or proprietary materials of Company and Subcontractors in connection with the

Work, except as otherwise restricted herein, and (c) deliver to Owner originals of this Agreement, originals of all Drawings, to the extent available, Company Deliverables in process (except that Company may keep for its records copies, and, if sufficient originals exist, an original set, of this Agreement executed by Owner), all other materials relating to the Work, and all papers and documents relating to Applicable Permits, orders placed, bills and invoices, Lien releases and financial management under this Agreement. All deliveries hereunder shall be made free and clear of any Liens, security interests or encumbrances, except such as may be created by Owner. Except as provided herein, no action taken by Owner or Company after the termination of this Agreement shall prejudice any other rights or remedies of Owner or Company provided by Applicable Laws, this Agreement or otherwise upon such termination. In addition, Company shall assist Owner in preparing an inventory of all Equipment in use or in storage at the Project Site, and Company shall take such other action as required hereunder upon termination of this Agreement.

13.6    Surviving Obligations. Termination or expiration of this Agreement (a) shall not relieve either Party of its obligations with respect to the confidentiality of the other Party’s information as set forth in Section 16.4, (b) shall not relieve either Party of any obligation hereunder which expressly or by implication survives termination hereof, (c) except as otherwise provided in any provision of this Agreement expressly limiting the liability of either Party, shall not relieve either Owner or Company of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination, and (d) shall not relieve Company of its obligations as to portions of the Work or other services hereunder already performed or of obligations assumed by Company prior to the date of termination, including with respect to Company’s Warranty obligations with respect to such portions of the Work following Final Completion of the Project, whether by Owner or a third party. This Article XIII shall survive the termination or expiration of this Agreement.

13.7    Suspension by Owner for Convenience. Owner may suspend all or a portion of the Work to be performed under this Agreement at any time for any reason in its sole discretion by giving written notice thereof to Company. Such suspension shall continue for the period specified in the notice of suspension; provided that Company agrees to resume performance of the Work promptly upon receipt of notice from Owner. Upon receiving any such notice of suspension from Owner, unless the notice requires otherwise, Company shall: (a) immediately discontinue the Work on the date and to the extent specified in the notice; (b) place no further orders or Subcontracts for Equipment, services or materials with respect to suspended Work, other than to the extent required in the notice; (c) promptly make every reasonable effort to obtain suspension, with terms satisfactory to Owner, of all orders, Subcontracts and rental agreements to the extent they relate to performance of suspended Work; (d) continue to protect and maintain the Work performed, including those portions on which Work has been suspended; and (e) take any other reasonable steps to minimize costs and expenses associated with such suspension. Company shall use reasonable commercial efforts to include a suspension for convenience provision with terms similar to the foregoing in all Subcontracts. After the conclusion of any suspension hereunder, Company will be entitled to a Change Order to the extent described in Section 10.5.1(b). If a suspension of Work continues for more than one hundred ninety (190) Days in the aggregate, Company may deliver to Owner a notice of intent to terminate and, unless within fifteen (15) days of receiving such notice Owner has notified

Company that it may resume the Work, terminate this Agreement, which termination shall be deemed an Owner Termination Without Cause.

13.8    Stop Work Directive. Without limiting the generality of Owner’s right under Section 13.7, Owner may issue a stop work directive (“SWD”) in any situation where: (a) Company or any Subcontractor is performing Work materially contrary to the conditions and terms of this Agreement; (b) continued Work could cause damage to, or render remedial action ineffective for, any product form/service provided by Company or Subcontractors; or (c) there exists a safety issue that is an imminent threat to Person(s) or property. The SWD shall be limited to stopping Work to the extent reasonably necessary to remedy or prevent the circumstance giving rise to the SWD from becoming worse or threatening Persons or property. Owner shall permit Company to continue Work as needed to remedy the circumstance giving rise to the SWD and to continue Work not creating or exacerbating the circumstances giving rise to the SWD. Upon receipt of a SWD, Company and all Subcontractors shall cease operations on any specified product or service to the extent stipulated by the SWD and subject to this Section 13.8. Company and the Subcontractors shall not resume Work on an activity described in a SWD until Company has obtained an authorization from Owner (which shall not be unreasonably withheld, conditioned, or delayed), and any delay in the performance of the Work shall not adjust the Project Schedule or Contract Price, unless Company is otherwise entitled to a Change Order for the delay pursuant to another provision of this Agreement or it is determined pursuant to Article XV that Owner’s determination under this Section 13.8 was in error.

ARTICLE XIV
LIMITATION OF LIABILITY

14.1    Consequential Damages. Except with respect to (a) fraud or willful misconduct, (b) the indemnification obligations of the Parties pursuant to Article XII in the event of third party indemnification claims under this Agreement and (c) any breach of the confidentiality, title, insurance or intellectual property infringement requirements set forth in Section 16.4, Article VI, Article XI, or Sections 2.23 or 7.4, respectively, in no circumstances shall either Party (or the parent companies and Affiliates of each, and their respective members, shareholders, officers, directors, agents and employees) be liable to the other Party (or its parent companies and Affiliates, and their respective members, shareholders, officers, directors, agents and employees) for any consequential, incidental, indirect, special, exemplary or punitive damages (including loss of power, production, actual or anticipated profits, revenues or product; increased expense of borrowing or financing; claims of Owner’s customers; and increased cost of capital) (collectively, “Consequential Damages”) arising out of this Agreement; and, regardless of whether any such claim arises out of breach of contract, guarantee or warranty, tort (including negligence and strict liability), product liability, indemnity, contribution, strict liability or any other legal or equitable theory.

14.2    Limitation of Liability.

14.2.1    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Company be liable to Owner for any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities in excess of an amount equal to one hundred percent (100%) of the Contract Price, as adjusted for Change Orders, regardless of whether such liability arises out of breach of contract, tort, product liability, contribution, strict liability, negligence or any other legal or equitable theory; provided, however, that the preceding limitation of liability shall not apply to, and no liability amounts shall apply against such limitation of liability for, (a) liabilities resulting from the gross negligence, fraud, willful misconduct or illegal or unlawful acts of Company or its Personnel (including their Labor), (b) liabilities arising out of Company’s obligations to indemnify Owner or other indemnitees for third party claims under this Agreement by parties not under contract with the party seeking indemnity, (c) costs incurred by Company (and, in the event Company fails to perform, Owner) in performing Warranty Service, (d) any taxes payable by Company pursuant to Section 5.7, (e) damages for risks required to be insured by Company under this Agreement, or (f) costs incurred by Company (and in the event of Company Event of Default, Owner) in achieving Substantial Completion.

14.2.2    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Owner be liable to Company for any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities in excess of an amount equal to (i) one hundred percent (100%) of the Contract Price, as adjusted for Change Orders, minus (ii) any amounts paid by Owner to Company pursuant to Section 5.2, regardless of whether such liability arises out of breach of contract, tort, product liability, contribution, strict liability, negligence or any other legal or equitable theory; provided, however, that the preceding limitation of liability shall not apply to, and no liability amounts shall apply against such limitation of liability for, (a) liabilities resulting from the gross negligence, fraud, willful misconduct or illegal or unlawful acts of Owner or its Personnel (including their Labor), (b) liabilities arising out of Owner’s obligations to indemnify Company or other indemnitees for third party claims under this Agreement by parties not under contract with the party seeking indemnity, and (c) any taxes payable by Owner pursuant to Section 5.7.

ARTICLE XV
DISPUTE RESOLUTION

15.1    Dispute Resolution. Except to the extent set forth in Article X, in the event of any dispute arising under this Agreement, within ten (10) Days following the receipt of a written notice from either Party identifying such dispute, the Parties shall meet, negotiate and attempt, in good faith, to resolve the dispute quickly, informally and inexpensively. If the Parties are unable to resolve a dispute arising hereunder within ten (10) Days of initiating such discussions, or within fifteen (15) Days after notice of the dispute, either Party may submit the dispute to final and binding arbitration by delivering a notice to the other Party of its intent to submit the matter for arbitration (“Arbitration Notice”).

The arbitration shall be administered by the American Arbitration Association and take place in Los Angeles, California before a single arbitrator, unless the Parties otherwise mutually agree to a panel of three arbitrators, selected in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the U.S. Federal Arbitration Act.

Unless otherwise agreed in writing by the Parties, discovery in arbitration shall be completed within ninety (90) days after the appointment of the arbitrator(s), and the arbitrator(s)

may restrict the scope and number of discovery demands permitted, including but not limited to the number of depositions that may be taken, to ensure compliance with this 90-day limitation.

In addition, unless otherwise agreed in writing by the Parties, a hearing on the arbitration shall be conducted no later than one hundred and twenty (120) days after appointment of the arbitrator(s). The arbitrator(s) shall render a written decision stating the reasons therefor as soon as practicable after the close of the hearing but, in any case, no later than thirty (30) days the conclusion thereof. The arbitrator’s award shall be a reasoned award and issued pursuant to law and shall be final and binding. The arbitration award shall be enforceable in any court of competent jurisdiction.

The expenses of the arbitration proceeding until the issuance of the arbitration award, excluding the Parties’ own expenses and attorneys’ fees, shall be shared equally by the Parties. The arbitration award shall grant the prevailing Party the reimbursement of reasonable attorney’s fees and expenses as provided in Section 15.2.

15.2    Attorneys’ Fees. In any arbitration or litigation to enforce the provisions of this Agreement, the prevailing Party in such action shall be entitled to the recovery of its reasonable legal fees and expenses (including reasonable attorneys’ fees and legal costs), its corresponding share of the fees of the arbitrator, and costs and expenses such as the prevailing Party’s expert witness fees, all as fixed by the arbitrator or court.

15.3    Third Parties. If a dispute arises between the Parties which is subject to the arbitration provisions hereunder and there exists or later arises a controversy, claim, dispute or difference between either of the Parties and any third party arising out of or related to the same transaction or series of transactions (“Third Party Controversy”), either Party shall be entitled to require that (a) the other Party be joined as a party to any arbitration of such Third Party Controversy being pursued with such third party and Owner or Company (as the case may be) shall permit, and cooperate in, such joinder or (b) the third party be joined as a party to the arbitration proceeding hereunder; provided, however, that, for purposes of clause (a) above, the rules and procedures applicable to the arbitration of such Third Party Controversy are substantially the same in all material respects as the rules and procedures provided for herein; provided, further, that, for purposes of clause (b) above, the third party consents to such joinder within ten (10) Days after an Arbitration Notice has been filed. Company shall use commercially reasonable efforts to (i) include arbitration provisions substantially the same in all material respects as provided for herein in each Subcontract and (ii) require each Subcontractor to expressly consent to its joinder to any arbitration proceedings hereunder. Once a third party is joined to a dispute hereunder pursuant to this Section 15.3, such third party shall be entitled to treatment as a Party for purposes of the arbitration procedures of this Article XV.

15.4    Survival. The provisions set forth in this Article XV shall survive the termination or expiration of this Agreement.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.1    Assignment. Subject to the following, this Agreement shall be binding upon the Parties their respective successors and permitted assigns. Except as set forth herein, this Agreement and all of Company’s rights, duties and obligations under this Agreement are personal in nature and shall not be assigned, delegated or otherwise disposed of by Company without the prior written consent of Owner. Owner may assign this Agreement in whole or in part (a) to any of its Affiliates; (b) to any Person succeeding to all or substantially all of the assets of Owner (whether voluntary or by operation of law); or (c) to any Person that demonstrates to Company’s reasonable satisfaction that it is financially capable of performing Owner’s obligations under this Agreement and agrees in writing to assume Owner’s duties and obligations under this Agreement, and in each case of clause (a), (b) or (c), Owner shall be released upon assignment. Owner may assign this Agreement to a third party; provided that Company is provided written notice as soon as reasonably possible following such assignment; and provided, further, that unless such assignment is pursuant to clauses (a), (b), or (c) above or otherwise novated pursuant to written agreement between Company, Owner, and Owner’s assignee, Owner shall continue to remain responsible for its obligations and liabilities under this Agreement. Company agrees and acknowledges that any third party receiving such an assignment, provided it assumes all obligations hereunder in writing, shall be entitled to exercise any and all rights of Owner under this Agreement in accordance with the terms hereof (in its own name or in the name of Owner), and Company shall comply in all respects with such exercise.
16.2    Specific Performance. The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

16.3    No Rights in Third Parties. Except as otherwise set forth herein, including with respect to the rights of permitted successors and assigns and indemnitees, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no Person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.

16.4    Confidentiality.

16.4.1    Confidential Information and Permitted Disclosures. Each Party shall hold in confidence (a) any information provided or supplied by the other Party or its Personnel that is marked to be confidential, including such information as may have been provided or supplied prior to the Effective Date, (b) only as an obligation of Company (and not

Owner), the commercial terms of any leases or other documents related to the Real Property Rights, and (c) the contents of this Agreement (collectively, “Confidential Information”). Both Parties shall inform their Affiliates, Subcontractors, suppliers and Personnel of their obligations under this Section 16.4 and require such Persons to adhere to the provisions hereof. Notwithstanding the foregoing, the following categories of information will not constitute Confidential Information: (i) information that was in the public domain prior to receipt thereof by such Party or which subsequently becomes part of the public domain by publication or otherwise except by a wrongful act of such Party or its Affiliates, Subcontractors, employees, directors, officers, agents, advisers or representatives; (ii) information that such Party can show was lawfully in its possession prior to receipt thereof from the other Party through no breach of any confidentiality obligation; (iii) information received by such Party from a third party having no obligation of confidentiality with respect thereto; or (iv) information at any time developed independently by such Party, provided it is not developed from otherwise Confidential Information.

16.4.2    Permitted Disclosures. Notwithstanding anything herein to the contrary, a Party may disclose Confidential Information as follows:

(a)    Confidential Information may be disclosed pursuant to and in conformity with Applicable Laws or in connection with any legal proceedings described in Article XV, provided that the Party required to disclose such information shall give prior notice to the other Party of such required disclosure and, if so requested by the other Party, shall use all reasonable efforts to oppose the requested disclosure as appropriate under the circumstances or to seek, through a protective order or other appropriate mechanism, to maintain the confidentiality of the Confidential Information;

(b)    Confidential Information may be disclosed as required under securities laws applicable to publicly traded companies and their subsidiaries;

(c)    Confidential Information may be disclosed to Affiliates, Subcontractors, employees, directors, officers, agents, advisors or representatives (including attorneys, accountants, financial advisors or other agents) of such Party (including Owner’s Engineer) as necessary in connection with the Project; provided that such Persons are informed of the confidential nature of the Confidential Information, and such Party shall be liable to the other for any disclosure by such Person in violation of the terms of this Section 16.4; and

(d)    Owner may disclose a copy of this Agreement to any actual or potential lenders, insurers and/or in connection with an actual or prospective merger or acquisition or similar transaction where the party receiving the Confidential Information is bound by confidentiality obligations.

16.4.3    Consent. Notwithstanding the foregoing, either Party may disclose Confidential Information with the express written consent of the other Party, which consent shall not be unreasonably conditioned, withheld, or delayed.

16.4.4    Right to Relief. It is agreed that each Party shall be entitled to relief both at law and in equity, including injunctive relief and specific performance, in the event of any breach or anticipated breach of this Section 16.4, without proof of any actual or special damages.

16.4.5    Ownership of Confidential Information. All right and title to, and interest in, a Party’s Confidential Information shall remain with such Party, provided that all Confidential Information obtained, developed or created by or for Company exclusively for the Project, including copies thereof, is the exclusive property of Owner whether delivered to Owner or not. No right or license is granted to Company or any third party respecting the use of Confidential Information by virtue of this Agreement, except to the extent required for Company’s performance of its obligations hereunder. Company shall deliver the Confidential Information, including all copies thereof, to Owner upon request.

16.4.6    Survival. The Parties’ obligations under this Section 16.4 shall remain in force during the term of this Agreement and for a period of five (5) years after Final Completion or, in the event this Agreement is terminated prior to Final Completion, for a period of five (5) years following the date that such early termination takes effect pursuant to the terms hereof.

16.5    Public Statements. Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless such public announcement, press release or statement is issued jointly by the Parties; or, prior to the release of the public announcement, press release or statement, any such Party wishing to make any such public statement furnishes the other Party with a copy of such public announcement, press release or statement and obtains the approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if it is necessary to do so in order to comply with Applicable Laws, legal proceedings or the rules and regulations of any stock exchange having jurisdiction over such Party.

16.6    Notice. All notices and other communications required or permitted by this Agreement or by law to be served upon or given to a Party by any the other Party shall be in writing and signed by the Party giving such notice and shall be deemed duly served, given and received (i) upon personal delivery; (ii) on the next Business Day after deposited with a nationally recognized courier service for overnight delivery to the Party to whom notice is to be given, (iii) when received by the Party to whom it is sent, if sent by regular mail; (iii) when received (with confirmation of receipt) if delivered by facsimile or email, or (iv) on the third (3rd) Business Day after mailing, if mailed by first class registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the appropriate Party at the address, email, and/or facsimile numbers of such Party set forth below (or at such other address as such Party may designate by written notice to the other Party in accordance with this Section 16.6):

If to Owner:	If to Company:

Woodside Energy (USA), Inc.	Heliogen Holdings, Inc.
c/o Woodside Energy Ltd.	130 W Union St,
Mia Yellagonga	Pasadena, CA 91103
Karlak, 11 Mount Street
Perth WA 6000	Telephone: […***…]
Australia	Attn: Amanda Gold, Project Manager
Email: […***…]
Telephone: […***…]
Attention: Dave Noblett
Email: […***…]

with a copy to:	with a copy to:
Woodside Energy (USA), Inc.	Heliogen Legal Department
Telephone: […***…]	Attention: General Counsel
Attention: Jason Crusan	Email: […***…]
Email: […***…]

16.7    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, discussions, undertakings and commitments (whether written or oral) with respect thereto, and such prior agreements shall be null and void and of no further force and effect. All the Exhibits (Exhibit A-1 through Exhibit Q) attached hereto are incorporated into and made a part of this Agreement. There are no other oral understandings, terms or conditions, and neither Party has relied upon any representation, express or implied, not contained in this Agreement.

16.8    Amendments. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless such amendment or modification shall be in writing and duly executed by authorized officers of both Parties. For the avoidance of doubt, emails between the Parties shall not be considered a writing for purposes of this Section 16.8, but written documents attached to emails shall be considered a writing.

16.9    Right of Waiver. No delay, failure or refusal on the part of any Party to exercise or enforce any right under this Agreement shall impair such right or be construed as a waiver of such right or any obligation of another Party, nor shall any single or partial exercise of any right hereunder preclude other or future exercise of any right. The failure of a Party to give notice to the other Party of a breach of this Agreement shall not constitute a waiver thereof. Any waiver of any obligation or right hereunder shall not constitute a waiver of any other obligation or right, whether then existing or arising in the future. Each Party shall have the right to waive any of the terms and conditions of this Agreement that are for its benefit. To be effective, a waiver of any obligation or right must be in writing and signed by the Party waiving such obligation or right.

16.10    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision that is as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and is legal, valid and enforceable.

16.11    Time of the Essence. Time is of the essence in the performance of the Work in accordance with the requirements of this Agreement.

16.12    Survival. Termination or expiration of this Agreement (a) shall not relieve any Party of any obligation hereunder which expressly or by implication survives termination hereof; (b) shall not relieve either Owner or Company of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination; and (c) if the termination is for default by Company, shall not relieve Company of its obligations as to portions of the Work or other services hereunder already performed or of obligations assumed by Company prior to the date of termination. This Article XVI shall survive the termination or expiration of this Agreement. Provisions of this Agreement which expressly provide for survival shall survive the expiration or termination of this Agreement for the periods of time so noted. The representations and warranties of Company contained herein shall survive the termination of this Agreement.

16.13    Governing Law. This Agreement shall be governed by construed and enforced in accordance with the laws of the State of California, without regard to choice of law provisions.

16.14    Expenses and Further Assurances. Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement. Company and Owner agree to provide such information, execute and deliver any instruments and documents and take such other actions as may be necessary or reasonably requested by the other Party (at the cost and expense of the other Party) in order to give full effect to this Agreement and to carry out the intent of this Agreement.

16.15    Status of Company; No Partnership; No Agency. Company shall be an independent contractor with respect to any and all Work performed and to be performed under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership relationship among or between the Parties or any similar relationship, obligation or liability. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, act on behalf of, act as or be an agent or representative of, or otherwise bind or obligate, the other Party.

16.16    Liquidated Damages. The Parties agree that liquidated damages will not apply to this Agreement.

16.17    Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall represent a fully executed original as if executed by both Parties, with all such counterparts together constituting but one and the same instrument.

16.18    Facsimile or Electronic Delivery. This Agreement and any amendment hereto may be duly executed and delivered by execution and facsimile or electronic format (including portable document format (pdf)) delivery of the signature page of a counterpart to the other Party.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

OWNER:

WOODSIDE ENERGY (USA), INC.

By:

Name:

Title:

COMPANY:

HELIOGEN HOLDINGS INC.

By:

Name:

Title:

Signature Page to CSDA Agreement